REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of AT&T Corp.:

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and changes in combined attributed net assets and of cash flows present fairly, in all material respects, the financial position of AT&T Broadband Group at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001 and for the ten-month period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of AT&T Broadband Group's management; our responsibility is to express our opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     AT&T Broadband Group is a fully integrated business unit of AT&T Corp.; consequently, as indicated in Note 1, these combined financial statements have been derived from the consolidated financial statements and accounting records of AT&T Corp. and reflect certain assumptions and allocations. Moreover, as indicated in Note 1, AT&T Broadband Group relies on AT&T Corp. for administrative, management and other services. The financial position, results of operations and cash flows of AT&T Broadband Group could differ from those that would have resulted had AT&T Broadband Group operated autonomously or as an entity independent of AT&T Corp.

     As discussed in the notes to the financial statements, AT&T Broadband Group was required to adopt Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
March 25, 2002, except for Note 17, as to which the date is December 11, 2002

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

                        COMBINED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED          TEN MONTHS
                                                                  DECEMBER 31,           ENDED
                                                             ----------------------   DECEMBER 31,
                                                                 2001        2000         1999
                                                             ------------   -------   ------------
                                                                     (DOLLARS IN MILLIONS)
Revenue....................................................    $10,132      $ 8,445      $5,080
  Operating expenses:
  Cost of services (excluding depreciation of $1,881,
     $1,291 and $663 for 2001, 2000 and 1999, respectively,
     included below).......................................      5,459        4,600       2,686
  Selling, general and administrative......................      2,582        2,180       1,253
  Depreciation and other amortization......................      2,626        1,674         805
  Amortization of goodwill, franchise costs and other
     purchased intangibles.................................      2,154        2,377         869
  Asset impairment, restructuring and other charges........      1,494        6,270         644
                                                               -------      -------      ------
Total operating expenses...................................     14,315       17,101       6,257
                                                               -------      -------      ------
Operating loss.............................................      4,183        8,656       1,177
  Investment (expense) income..............................     (1,947)         (84)         47
  Other (expense) income...................................       (927)          45           3
  Interest expense.........................................      1,735        1,323         705
                                                               -------      -------      ------
Loss before income taxes, net losses from equity investments, minority interest and cumulative effect of
  accounting change........................................      8,792       10,018       1,832
Benefit for income taxes...................................      3,857        1,183         465
Net losses from equity investments.........................         69          597         707
Minority interest income (expense).........................        833        4,062        (126)
                                                               -------      -------      ------
Loss before cumulative effect of accounting change.........      4,171        5,370       2,200
Cumulative effect of accounting change (net of income taxes
  of $142).................................................        229           --          --
                                                               -------      -------      ------
Net loss...................................................    $ 3,942      $ 5,370      $2,200
                                                               =======      =======      ======

      The notes are an integral part of the combined financial statements.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

                             COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                              (DOLLARS IN MILLIONS)
ASSETS
Cash and cash equivalents...................................  $     --    $     61
Accounts receivable, less allowances of $73 and $74.........       584         774
Other receivables...........................................       214         267
Investments.................................................       668       2,204
Other current assets........................................       184         200
                                                              --------    --------
     Total current assets...................................     1,650       3,506
Property, plant and equipment, net..........................    14,519      15,187
Franchise costs, net of accumulated amortization of $2,501
  and $1,664................................................    42,819      48,218
Goodwill, net of accumulated amortization of $741 and
  $240......................................................    19,361      21,139
Investments.................................................    21,913      25,045
Other assets, net of accumulated amortization of $563 and
  $578......................................................     2,925       4,439
                                                              --------    --------
     Total assets...........................................  $103,187    $117,534
                                                              ========    ========

LIABILITIES AND COMBINED ATTRIBUTED NET ASSETS
Accounts payable............................................  $    678    $  1,250
Payroll and benefit-related liabilities.....................       478         570
Debt maturing within one year...............................     2,824       3,073
Short-term debt due to AT&T.................................     3,959       5,830
Deferred income tax liability...............................        --         486
Liability under put options.................................        --       2,564
Other current liabilities...................................     1,691       2,177
                                                              --------    --------
     Total current liabilities..............................     9,630      15,950
Long-term debt..............................................    16,502      19,517
Deferred income taxes.......................................    25,810      28,550
Other long-term liabilities and deferred credits............     1,059       1,069
                                                              --------    --------
     Total liabilities......................................    53,001      65,086
Minority interest...........................................     3,302       4,421
Company-Obligated Convertible Quarterly Income Preferred
  Securities of Subsidiary Trust Holding Solely Subordinated
  Debt Securities of AT&T...................................     4,720       4,710
Combined attributed net assets..............................    42,164      43,317
                                                              --------    --------
Total liabilities and combined attributed net assets........  $103,187    $117,534
                                                              ========    ========

      The notes are an integral part of the combined financial statements.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

        COMBINED STATEMENTS OF CHANGES IN COMBINED ATTRIBUTED NET ASSETS

                                                                 YEAR ENDED        TEN MONTHS
                                                                DECEMBER 31,         ENDED
                                                              -----------------   DECEMBER 31,
                                                               2001      2000         1999
                                                              -------   -------   ------------
                                                                   (DOLLARS IN MILLIONS)
COMBINED ATTRIBUTED NET ASSETS:
  Balance at beginning of period............................  $43,317   $14,889     $14,377
  Net loss..................................................    3,942     5,370       2,200
  Contributions from AT&T, net..............................    1,928    35,101       2,128
  Issuance of common stock by affiliates....................       39       (54)        515
  Net revaluation of financial instruments..................     (599)   (1,402)         69
  Reclassification of previously unrealized losses..........    1,414       146          --
  Net minimum pension liability adjustment..................      (22)       --          --
  Other comprehensive income................................       29         7          --
                                                              -------   -------     -------
  Balance at end of period..................................  $42,164   $43,317     $14,889
                                                              =======   =======     =======
SUMMARY OF TOTAL COMPREHENSIVE LOSS:
  Loss before cumulative effect of accounting change........  $ 4,171   $ 5,370     $ 2,200
  Cumulative effect of accounting change....................      229        --          --
                                                              -------   -------     -------
  Net loss..................................................    3,942   $ 5,370     $ 2,200
  Net revaluation of financial instruments (net of income
     tax (provision) benefit of $375, $778 and $(36)).......     (599)   (1,402)         69
  Recognition of previously unrealized losses (net of income
     tax benefit of $891, $29 and $0).......................    1,414       146          --
  Net minimum pension liability adjustment (net of income
     taxes of $16, $0 and $0)...............................      (22)       --          --
  Other comprehensive income (net of income taxes of $7, $0
     and $0)................................................       29         7          --
                                                              -------   -------     -------
     Total comprehensive loss...............................  $ 3,120   $ 6,619     $ 2,131
                                                              =======   =======     =======

      The notes are an integral part of the combined financial statements.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

                        COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED        TEN MONTHS
                                                                DECEMBER 31,         ENDED
                                                              -----------------   DECEMBER 31,
                                                               2001      2000         1999
                                                              -------   -------   ------------
                                                                   (DOLLARS IN MILLIONS)
OPERATING ACTIVITIES:
  Net loss..................................................  $(3,942)  $(5,370)    $(2,200)
  Adjustments to reconcile net loss to net cash (used in)
    provided by operating activities:
    Cumulative effect of accounting change, net of income
      taxes.................................................     (229)       --          --
    Net losses (gains) on sales of businesses and
      investments...........................................      710      (616)        (39)
    Asset impairment, restructuring and other charges, net
      of cash payments......................................    1,370     6,216         594
    Depreciation and amortization...........................    4,780     4,051       1,674
    Provision for uncollectible receivables.................      246       154          75
    Net losses from equity investments......................      106       967       1,145
    Deferred income taxes...................................   (3,579)     (880)       (422)
    Impairment of investments...............................      539       240          --
    Put option settlement and mark-to-market charge.........      838       537          --
    Minority interest (income) expense......................     (872)   (4,039)        180
    Net revaluation of certain financial instruments........      959        --          --
    Decrease (increase) in receivables......................       57      (263)       (116)
    (Decrease) increase in accounts payable.................     (515)      (90)        447
    Net change in other operating assets and liabilities....     (635)     (298)        143
    Other adjustments, net..................................       64       193        (101)
                                                              -------   -------     -------
      Net cash (used in) provided by operating activities...     (103)      802       1,380
                                                              -------   -------     -------
INVESTING ACTIVITIES:
  Capital expended for property and equipment, net of
    proceeds from disposal..................................   (3,413)   (4,426)     (3,161)
  Sales of marketable securities............................      102        96          --
  Purchase of marketable securities.........................      (18)      (14)         --
  Investment distributions and sales........................    1,429       578         817
  Investment contributions and purchases....................     (276)     (593)     (1,308)
  Net cash received (paid) for acquisitions and dispositions
    of businesses...........................................    4,898       (71)        740
  Other investing activities, net...........................     (179)      (81)         (3)
                                                              -------   -------     -------
      Net cash provided by (used in) investing activities...    2,543    (4,511)     (2,915)
                                                              -------   -------     -------
FINANCING ACTIVITIES:
  Proceeds from long-term debt issuances....................    1,025     3,862          --
  Issuance of convertible securities........................       --        --       4,638
  Retirements of long-term debt.............................     (938)   (1,429)     (2,031)
  Retirements of redeemable securities......................       --      (152)         --
  Dividends paid on preferred securities....................     (336)     (294)       (135)
  Change in short-term debt due to AT&T.....................   (2,252)    1,533       4,297
  Transfers from (to) AT&T, net.............................       --       765      (5,234)
  Other financing activities, net...........................       --      (515)         --
                                                              -------   -------     -------
      Net cash (used in) provided by financing activities...   (2,501)    3,770       1,535
                                                              -------   -------     -------
Net change in cash and cash equivalents.....................      (61)       61          --
Cash and cash equivalents at beginning of period............       61        --          --
                                                              -------   -------     -------
Cash and cash equivalents at end of period..................  $    --   $    61     $    --
                                                              =======   =======     =======

      The notes are an integral part of the combined financial statements.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
   (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND UNLESS OTHERWISE NOTED)

(1) BASIS OF PRESENTATION

     AT&T Broadband Group is an integrated business of AT&T Corp. ("AT&T") and not a stand-alone entity. AT&T Broadband Group consists primarily of the assets, liabilities and business of AT&T Broadband, LLC (formerly Tele-Communications, Inc. ("TCI")), acquired by AT&T on March 9, 1999 in the TCI merger, and MediaOne Group, Inc. ("MediaOne"), acquired by AT&T on June 15, 2000 in the MediaOne merger. AT&T Broadband, LLC ("ATTBLLC") and MediaOne are both separate subsidiaries of AT&T. AT&T Broadband Group is one of the nation's largest broadband communications providers, providing cable television, high-speed cable Internet and broadband telephone services. AT&T intends to assign and transfer substantially all of the assets, liabilities and business of AT&T Broadband Group to AT&T Broadband Corp., a newly formed holding company for AT&T's broadband business, which will be subsequently merged with Comcast Corporation ("Comcast") as discussed below.

     Comcast and AT&T have agreed to a merger of Comcast and AT&T Broadband Corp. (the "AT&T Comcast Merger"). The AT&T Comcast Merger is pursuant to, and subject to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of December 19, 2001 (the "Merger Agreement"). The AT&T Comcast Merger will occur in several steps, which are expected to occur on the closing date of the AT&T Comcast Merger. First, AT&T will assign and transfer to AT&T Broadband Corp., substantially all of the assets and liabilities of AT&T's broadband business. Following the transfer, AT&T will spin off AT&T Broadband Corp. to AT&T shareholders by distributing one share of AT&T Broadband Corp. common stock to each holder of record of a share of AT&T common stock, NYSE symbol "T," as of the close of business on the record date for the AT&T Broadband Corp. spin-off ("AT&T Broadband Spin-off"). Immediately following the AT&T Broadband spin-off, AT&T Broadband Corp. will merge with AT&T Broadband Acquisition Corp., a newly formed, wholly owned shell subsidiary of AT&T Comcast Corporation ("AT&T Comcast"), with AT&T Broadband Corp. continuing as the surviving corporation. At approximately the same time, Comcast will merge with Comcast Acquisition Corp., a newly formed, wholly owned shell subsidiary of AT&T Comcast, with Comcast continuing as the surviving entity. As a result of these mergers, AT&T Comcast will become the parent company of both AT&T Broadband Corp. and Comcast.

     AT&T Comcast will issue shares of AT&T Comcast common stock to the AT&T shareholders who received shares of AT&T Broadband Corp. common stock in the AT&T Broadband Spin-off. As of the date of execution of the Merger Agreement, it was estimated that each holder of AT&T Broadband Corp. common stock would have received 0.34 of a share of AT&T Comcast common stock for each of such holder's shares of AT&T Broadband Corp. common stock. Assuming Comcast retains its AT&T shares and converts them into exchangeable preferred stock of AT&T as contemplated by the Merger Agreement, the exchange ratio would be approximately
0.35. The exchange ratio is dependent on a number of factors that may change between the date of execution of the Merger Agreement and the date of completion of the AT&T Comcast transaction, including the number of outstanding shares of AT&T common stock, the value of options and stock appreciation rights and the price of Comcast Class A common stock.

     AT&T will pay Comcast a termination fee in the amount of $1.5 billion in cash if the Merger Agreement is terminated because (i) the AT&T Board withdraws or modifies, in a manner adverse to Comcast, its recommendation of the AT&T Comcast transaction, (ii) AT&T willfully and materially breaches certain terms of the Merger Agreement and (iii) if the AT&T shareholders fail to approve the AT&T Comcast Merger because a competing acquisition proposal made by a third party is pending at the time of the AT&T shareholder meeting and within one year of the AT&T meeting, AT&T enters into an agreement relating to an alternative material transaction. Comcast will pay to AT&T a sum of $1.5 billion

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

termination fee in cash if the Merger Agreement is terminated because the Comcast shareholders fail to approve the AT&T Comcast Merger.

     Consummation of the AT&T Comcast Merger is subject to the satisfaction or waiver of several conditions, including but not limited to, approval by the shareholders of AT&T and Comcast and receipt of all necessary governmental consents and approvals. As a result, there can be no assurance that the AT&T Comcast Merger will be consummated, or if the AT&T Comcast Merger is consummated, as to the date of such consummation.

     On March 9, 1999, AT&T acquired TCI in a merger (the "TCI Merger") which was attributed to AT&T Broadband Group. The results of operations, financial position, changes in combined attributed net assets and cash flows of the business of AT&T Broadband, LLC which are included in AT&T Broadband Group have been included since March 1, 1999, the deemed effective date of the TCI Merger for accounting purposes. The impact of the results from March 1 through March 9, 1999 were deemed immaterial to the combined results. On June 15, 2000, AT&T acquired MediaOne which was attributed to AT&T Broadband Group. The results of operations, financial position, changes in combined attributed net assets and cash flows of the businesses of MediaOne which are included in AT&T Broadband Group have been included since June 15, 2000. See note 4.

     The combined financial statements of AT&T Broadband Group are prepared in accordance with generally accepted accounting principles. The combined financial statements of AT&T Broadband Group reflect the assets, liabilities, revenue and expenses directly attributable to AT&T Broadband Group, as well as allocations deemed reasonable by management, to present the results of operations, financial position, changes in combined attributed net assets and cash flows of AT&T Broadband Group on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. All significant intercompany accounts and transactions within the AT&T Broadband Group have been eliminated. The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in combined attributed net assets and cash flows of AT&T Broadband Group in the future or what they would have been had AT&T Broadband Group been a separate, stand-alone entity during the periods presented. Earnings per share disclosure has not been presented as AT&T Broadband Group is a business unit of AT&T and earnings per share data is not considered meaningful.

     AT&T Broadband Group's operations have been dependent on cash infusions from AT&T in order for AT&T Broadband Group to operate and execute on its business and growth strategies. If, for any reason, AT&T is unwilling or cannot provide the level of financing necessary to fund future operations, AT&T Broadband Group will need to seek additional financing from third parties.

     Debt attributed to AT&T Broadband Group includes the third party obligations of ATTBLLC and MediaOne and monetization debt backed by assets held by AT&T Broadband Group. Additional intercompany debt has been allocated to AT&T Broadband Group to achieve a total debt level based on several factors, including prospective financing requirements, desired stand-alone credit profile, working capital and capital expenditure requirements, expected sources of future deleveraging, and comparable company profiles. Changes in historical intercompany debt are based on historical cash flows. Such cash flows include capital expenditures, operating activities, and investments in and dispositions of cable companies. The historical interest expense on the allocated intercompany debt was calculated based on a rate intended to be equivalent to the rate AT&T Broadband Group would receive if it were a stand-alone entity. AT&T's expected deleveraging activities that relate to AT&T Broadband Group include, but may

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

not be limited to, proceeds that may result from the exercise of AT&T's registration rights in Time Warner Entertainment ("TWE") and continued evaluation and sale of non-strategic cable systems.

     As a result of the above methodology, from time to time AT&T Broadband Group may advance funds to AT&T. These advances will be accounted for as borrowings between entities and bear interest at a market rate that is substantially equal to the rate at which AT&T would be able to borrow from third parties on debt with similar maturities.

     AT&T performs cash management functions on behalf of the AT&T Broadband Group. Substantially all of the AT&T Broadband Group's cash balances are swept to AT&T on a daily basis, where they are managed and invested by AT&T. Transfers of cash to and from AT&T, after giving consideration to the debt allocation methodology, are reflected as a component of combined attributed net assets. Net transfers to or from AT&T are assumed to be settled in cash. AT&T's capital contributions for purchase business combinations and initial investments in joint ventures and partnerships which AT&T attributed to AT&T Broadband Group have been treated as noncash transactions.

     General corporate overhead related to AT&T's corporate headquarters and common support divisions has been allocated to AT&T Broadband Group as it was not deemed practical to specifically identify such common costs to AT&T Broadband Group. The allocation of corporate overhead is divided into an allocation of shared services (e.g., payroll and finance) and other corporate overhead. Costs of shared services are allocated to AT&T Broadband Group based on transaction based prices. Other corporate overhead is allocated to AT&T Broadband Group based on the ratio of AT&T Broadband Group's external costs and expenses adjusted for any functions AT&T Broadband Group performs on its own. The costs of these services charged to AT&T Broadband Group are not necessarily indicative of the costs that would have been incurred if AT&T Broadband Group had performed these functions entirely as a stand-alone entity, nor are they indicative of costs that will be charged or incurred in the future. However, management believes such allocations are reasonable.

     Consolidated income tax provisions or benefits, related tax payments or refunds, and deferred tax balances of AT&T have been allocated to AT&T Broadband Group based principally on the taxable income and tax credits directly attributable to AT&T Broadband Group, resulting in essentially a stand-alone presentation. AT&T and AT&T Broadband Corp. entered into a tax sharing agreement effective as of January 1, 2002, which, consistent with the principles described in the preceding sentence, provides for tax sharing payments based on the tax expense or tax benefits of a hypothetical affiliated group consisting of AT&T Broadband Group and AT&T. Based on this agreement, the consolidated tax liability before credits are allocated between the groups, based on each group's contribution to the consolidated taxable income of the hypothetical group. Consolidated tax credits of the hypothetical group are allocated between groups based on each group's contribution to such tax credit.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  REVENUE RECOGNITION

     Video, voice and data services revenue is recognized based upon monthly service fees, fees per event or minutes of traffic processed. Revenue for customer fees, equipment rental, advertising, and pay-per-view programming is recognized in the period the services are delivered. Video and nonvideo installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period customers are expected to remain connected to the cable distribution system.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  ADVERTISING AND PROMOTIONAL COSTS

     Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses were $439, $325 and $138 for the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, respectively.

  INCOME TAXES

     AT&T Broadband Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates. The provision for income taxes is based on AT&T Broadband Group's contribution to the overall income tax liability or benefit of AT&T and its affiliates. Under the balance sheet method, AT&T Broadband Group recognizes deferred tax assets and liabilities at enacted income tax rates for the temporary differences between the financial reporting basis and the tax basis of its assets and liabilities. Any effects of changes in income tax rates or tax laws are included in the provision for income taxes in the period of enactment. When it is more likely than not that a portion or all of a deferred tax asset will not be realized in the future, AT&T Broadband Group provides a corresponding valuation allowance against the deferred tax asset.

  STOCK-BASED COMPENSATION

     Stock-based compensation is accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." AT&T Broadband Group follows the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

  CASH EQUIVALENTS

     All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

  INVESTMENTS

     Investments in which AT&T Broadband Group exercises significant influence, but does not control, are accounted for under the equity method of accounting. Under the equity method, investments are stated at cost and are adjusted for AT&T Broadband Group's subsequent contributions and share of earnings, losses and distributions. The excess of the investment over the underlying book value of the investee's net assets is being amortized over periods ranging from 25 to 40 years. Effective January 1, 2002, in accordance with SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), such excess costs will no longer be amortized. Investments in which AT&T Broadband Group has no significant influence over the investee are accounted for under the cost method of accounting. Under the cost method, investments are stated at cost and earnings are recognized to the extent distributions are received from the accumulated earnings of the investee. Distributions in excess of accumulated earnings are recognized as a reduction of the investment balance.

     Marketable equity securities classified as "trading" securities are carried at fair value with any unrealized gain or loss being recorded within investment (expense) income in the combined statement of operations. Marketable equity securities classified as "available-for-sale" are carried at fair market value with unrealized gains and losses, net of tax, included in combined attributed net assets as a component of other comprehensive income. The fair market value of these securities is based on quoted market prices.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     AT&T Broadband Group recognizes impairment charges on investment holdings in the combined statement of operations when management believes the decline in the investment value is other-than-temporary.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Construction costs, labor and applicable overhead related to installations and interest during construction are capitalized. Costs of additions and substantial improvements to property, plant and equipment are capitalized. The cost of repairs and maintenance of property, plant and equipment is charged to operations. Depreciation is computed on a straight-line basis based upon the assets' estimated useful lives using either the group or unit method. The useful lives of distribution systems ranges from three to 15 years. The useful lives of support equipment and buildings ranges from three to 40 years. The group method is used for most depreciable assets, including distribution systems. Under the group method, a specific asset group has an average life. The depreciation rate is developed based on the average useful life for the specified asset group. This method requires the periodic revision of depreciation rates.

     Under the group method, at the time of ordinary retirements, sales or other dispositions of assets, the original cost of such asset is deducted from property, plant and equipment and charged to accumulated depreciation, without recognition of a gain or loss. Gains and losses are only recognized in connection with the sales of properties in their entirety.

  FRANCHISE COSTS

     Franchise costs include the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired in connection with a business combination. Such amounts are generally amortized on a straight-line basis over 25 or 40 years. Costs incurred by AT&T Broadband Group in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years. Beginning in 2002, in accordance with SFAS 142, franchise costs associated with a business combination will no longer be amortized, but will continue to be tested for impairment (see note 16).

  GOODWILL

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over seven to 40 years. Beginning in 2002, in accordance with SFAS 142, such goodwill will no longer be amortized, but will continue to be tested for impairment (see note 16).

  SOFTWARE CAPITALIZATION

     Certain direct development costs associated with internal-use software are capitalized, including external direct costs of material and services, and payroll costs for employees devoting time to the software projects. Such costs are included within other assets and are amortized over a period not to exceed five years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred. Initial operating-system software costs are capitalized and amortized over the life of the associated hardware.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  VALUATION OF LONG-LIVED ASSETS

     Long-lived assets such as property, plant and equipment, franchise costs, goodwill, investments and software are reviewed for impairment annually or whenever events or changes in circumstances indicate the carrying amount may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset. Assets to be disposed of are carried at the lower of their financial statement carrying value or fair value less cost to sell.

  DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

     Effective January 1, 2001, AT&T Broadband Group adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and its corresponding amendments under SFAS No. 138. AT&T Broadband Group uses derivative financial instruments to mitigate market risk from changes in interest rates and equity prices. Derivative financial instruments may be exchange-traded or contracted in the over-the-counter market and include swaps, options, warrants and forward contracts. AT&T Broadband Group does not use derivative financial instruments for speculative purposes.

     All derivatives are recognized on the balance sheet at fair value. To qualify for hedge accounting treatment, derivatives, at inception, must be designated as hedges and evaluated for effectiveness throughout the hedge period. AT&T Broadband Group designates certain derivative contracts, at the date entered into, as either (i) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge) or (ii) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge). Other derivatives ("undesignated") are not formally designated for accounting purposes. These derivatives, except for warrants, although undesignated for accounting purposes are entered into to hedge economic risks.

     AT&T Broadband Group records changes in the fair value of fair-value hedges, along with the changes in fair value of the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), in other (expense) income in the combined statement of operations.

     AT&T Broadband Group records changes in the fair value of cash-flow hedges that are highly effective in other comprehensive income, as a component of combined attributed net assets, until earnings are affected by the variability of cash flows of the hedged transaction.

     The changes in fair value of undesignated hedges are recorded in other (expense) income in the combined statements of operations along with the change in fair value of the related asset or liability.

     AT&T Broadband Group currently does not have any net investment hedges in a foreign operation.

     AT&T Broadband Group assesses embedded derivatives to determine whether the economic characteristics of the embedded instruments are not clearly and closely related to the economic characteristics of the remaining component of the financial instrument (the host instrument) and whether a separate instrument with the same terms as the embedded instrument would meet the definition of a derivative instrument. When it is determined that both conditions exist, AT&T Broadband Group designates the derivative as described above and recognizes the derivative at fair value.

     AT&T Broadband Group formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     AT&T Broadband Group discontinues hedge accounting prospectively when: (i) it is determined that the derivative is no longer effective in offsetting changes in the fair value of cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; (iii) it is determined that the forecasted hedged transaction will no longer occur; (iv) a hedged firm commitment no longer meets the definition of a firm commitment; or (v) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

     When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the derivative will continue to be adjusted for changes in fair value through other (expense) income, and the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be adjusted for changes in the fair value through other (expense) income, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recorded in current period earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will then be adjusted for changes in the fair value through other (expense) income and gains and losses that were accumulated in other comprehensive income will be recognized immediately in other (expense) income. In all other situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in other (expense) income.

  CASH FLOWS

     For purposes of the combined statements of cash flows, all transactions between AT&T Broadband Group and AT&T, except for purchase business combinations and initial investments in joint ventures and partnerships which were funded by AT&T and contributed by AT&T to AT&T Broadband Group, have been accounted for as having been settled in cash at the time the transaction was recorded by AT&T Broadband Group.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as allowances for doubtful accounts, depreciation and amortization, employee benefit plans, income taxes, restructuring reserves, impairments and contingencies.

  CONCENTRATIONS

     As of December 31, 2001, except as disclosed below, AT&T Broadband Group does not have any significant concentration of business transacted with a particular customer, supplier or lender that could, if suddenly eliminated, severely impact its operations. AT&T Broadband Group does not have a concentration of available sources of labor, services, franchises or other rights that could, if suddenly eliminated, severely impact its operations.

     All video and high-speed data billing services are provided by a single vendor (see note 14). In addition, all broadband telephone billing services are provided by a separate single vendor. AT&T Broadband Group also purchases its digital set-top devices from one source (see note 14).

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  ISSUANCE OF COMMON STOCK BY AFFILIATES

     Changes in AT&T Broadband Group's proportionate share of the underlying equity of an attributed entity or equity method investee, which result from the issuance of additional equity securities by such entity, are recognized as increases or decreases to combined attributed net assets.

  RECOGNITION OF GAINS ON ASSET DISPOSITIONS

     From time to time, AT&T Broadband Group contributes cable television systems to joint ventures and partnerships in exchange for a non-controlling interest in such entity. In connection with such contributions, AT&T Broadband Group may guarantee the debt of the joint venture or partnership. AT&T Broadband Group defers any gain associated with such transactions until such time as AT&T Broadband Group has no remaining financial obligation to the joint venture or partnership.

  RECLASSIFICATIONS

     Certain amounts in previous years have been reclassified to conform to the 2001 presentation.

(3) SUPPLEMENTAL FINANCIAL INFORMATION

  SUPPLEMENTARY STATEMENT OF OPERATIONS INFORMATION

                                                            YEAR ENDED      TEN MONTHS
                                                           DECEMBER 31,       ENDED
                                                          --------------   DECEMBER 31,
                                                           2001     2000       1999
                                                          -------   ----   ------------
INVESTMENT (EXPENSE) INCOME, NET
  Net (losses) gains on sales of businesses and
     investments........................................  $  (318)  $616       $39
  Investment impairment charges.........................     (539)  (240)       --
  Interest and dividend income..........................      140     77         8
  Settlement loss and mark-to-market charge on put
     options............................................     (838)  (537)       --
  Loss on settlement of exchangeable notes..............     (392)    --        --
                                                          -------   ----       ---
     Investment (expense) income, net...................  $(1,947)  $(84)      $47
                                                          =======   ====       ===
OTHER (EXPENSE) INCOME, NET
  Reclassification of securities to "trading" in
     connection with the adoption of SFAS 133...........  $(1,154)  $ --       $--
  Fair value adjustments of derivatives and "trading"
     securities.........................................      195     --        --
  Other.................................................       32     45         3
                                                          -------   ----       ---
     Other (expense) income.............................  $  (927)  $ 45       $ 3
                                                          =======   ====       ===

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  SUPPLEMENTARY BALANCE SHEET INFORMATION

                                                                 DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
PROPERTY, PLANT AND EQUIPMENT
  Land and improvements.....................................  $   115   $   135
  Distribution systems......................................   14,186    13,187
  Support equipment and buildings...........................    2,382     2,526
  Construction in progress..................................      794     1,417
  Accumulated depreciation..................................   (2,958)   (2,078)
                                                              -------   -------
     Property, plant and equipment, net.....................  $14,519   $15,187
                                                              =======   =======

  LEVERAGED LEASES

     AT&T Broadband Group leases airplanes and energy-producing facilities under leveraged leases having original terms of 10 to 30 years, expiring in various years from 2004 through 2017. The investment in leveraged leases is primarily included in other assets in the accompanying combined balance sheets. Following is a summary of AT&T Broadband Group's investment in leveraged leases:

                                                               DECEMBER 31,
                                                              -------------
                                                               2001    2000
                                                              -----   -----
Rentals receivable (net of nonrecourse debt*)...............  $ 606   $ 616
Estimated unguaranteed residual values......................    244     244
Unearned income.............................................   (656)   (685)
Allowance for credit losses.................................     (3)     (3)
                                                              -----   -----
Investment in leveraged leases (included in other assets)...    191     172
Deferred taxes..............................................     41      19
                                                              -----   -----
Net investment in leveraged leases..........................  $ 150   $ 153
                                                              =====   =====

- ---------------

* The rentals receivable are net of nonrecourse debt of $1.2 billion and $1.3 billion at December 31, 2001 and 2000, respectively.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  SUPPLEMENTARY STATEMENT OF CHANGES IN COMBINED ATTRIBUTED NET ASSETS
INFORMATION

                                                            YEAR ENDED      TEN MONTHS
                                                           DECEMBER 31,       ENDED
                                                           -------------   DECEMBER 31,
                                                            2001    2000       1999
                                                           ------   ----   ------------
Reclassification of securities to "trading" in
  conjunction with the adoption of SFAS 133 (net of
  income taxes of $446)(a)...............................  $  708   $ --      $  --
Settlement of exchangeable notes (net of income taxes of
  $152)(b)...............................................     240     --         --
Sale of various securities (net of income tax benefit
  (provision) of $63 and $(16))..........................     100    (27)        --
Other than temporary investment impairments (net of
  income taxes of $197 and $45)..........................     314    173         --
Revaluation of derivatives (net of income taxes of
  $33)...................................................      52     --         --
                                                           ------   ----      -----
Total recognition of previously unrealized losses........  $1,414   $146      $  --
                                                           ======   ====      =====

- ---------------

(a) See note 10 for further discussion.

(b) See note 7 for further discussion.

  SUPPLEMENTARY CASH FLOW INFORMATION

                                                           YEAR ENDED       TEN MONTHS
                                                          DECEMBER 31,        ENDED
                                                         ---------------   DECEMBER 31,
                                                          2001     2000        1999
                                                         ------   ------   ------------
Interest payments, net of amounts capitalized..........  $1,555   $1,016       $488
                                                         ======   ======       ====
Income tax (refunds) payments..........................  $ (442)  $   62       $  8
                                                         ======   ======       ====

(4) MERGERS, ACQUISITIONS, VENTURES, DISPOSITIONS AND EXCHANGES

  MERGER WITH TELE-COMMUNICATIONS, INC.

     AT&T Broadband Group was created upon the merger of TCI with a subsidiary of AT&T. The TCI Merger was completed on March 9, 1999, in an all-stock transaction valued at approximately $52 billion. TCI simultaneously combined its Liberty Media Group programming business with its TCI Ventures Group technology investments business, forming Liberty Media Group ("LMG"). In connection with the TCI Merger, AT&T issued a separate tracking stock in exchange for the TCI Liberty Media Group and TCI Ventures Group tracking shares previously outstanding. LMG is excluded from AT&T Broadband Group.

     The TCI Merger was accounted for under the purchase method of accounting, accordingly, AT&T recorded the assets and liabilities of TCI at their fair values and TCI results have been included since March 1, 1999, the deemed effective date of the merger. Approximately $20 billion of the purchase price of $52 billion was attributed to franchise costs and is being amortized on a straight-line basis over 40 years. Pursuant to SFAS No. 109, "Accounting for Income Taxes," AT&T recorded an approximate $13 billion deferred tax liability in connection with this franchise intangible, which is also included in franchise costs. AT&T does not expect that this deferred tax liability will ever be paid. This deferred tax liability is being amortized on a straight-line basis over 40 years and is included in the provision for income taxes. Also included in the $52 billion purchase price was approximately $11 billion related to

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

nonconsolidated investments, approximately $5 billion related to property, plant and equipment, approximately $11 billion of TCI long-term debt, and $7 billion related to other net liabilities. In addition, $34 billion was attributed to the investment in LMG which is excluded from the AT&T Broadband Group.

  MERGER WITH MEDIAONE

     On June 15, 2000, AT&T completed a merger with MediaOne in a cash and stock transaction valued at approximately $45 billion (the "MediaOne Merger"). The AT&T shares had an aggregate market value of approximately $21 billion and cash payments totaled approximately $24 billion.

     The MediaOne Merger was accounted for under the purchase method of accounting, accordingly the results of MediaOne have been included in the accompanying combined financial statements since the date of acquisition. Approximately $17 billion of the $45 billion purchase price has been attributed to franchise costs and is being amortized on a straight-line basis over 40 years. Also included in the purchase price was approximately $22 billion related to nonconsolidated investments, including investments in TWE and Vodafone Group plc ("Vodafone"), approximately $5 billion related to property, plant and equipment, and $5 billion related to other net assets. In addition, included was approximately $13 billion in deferred income tax liabilities, approximately $10 billion of MediaOne debt and approximately $1 billion of minority interest in Centaur Funding Corporation, a subsidiary of MediaOne. AT&T did not attribute $7 billion of cash acquired in the MediaOne Merger to AT&T Broadband Group. The purchase price resulted in goodwill of $20 billion, which is being amortized on a straight-line basis over 40 years.

     In accordance with the provisions of SFAS 142, AT&T Broadband Group will no longer amortize goodwill, franchise costs associated with a business combination or the deferred tax liability associated with franchise costs related to the mergers discussed above (see note 16 for further discussions of the impacts of SFAS 142).

  PRO FORMA RESULTS

     Following is a summary of the pro forma results of AT&T Broadband Group as if the MediaOne Merger had closed effective March 1, 1999:

                                                                              TEN MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                                                                      (UNAUDITED)
Revenue.....................................................    $ 9,770         $7,326
Operating loss..............................................    $ 9,089         $1,832
Net (loss) income...........................................    $(4,422)        $1,047

     Pro forma data may not be indicative of the results that would have been obtained had the events actually occurred at the beginning of the periods presented, nor does it intend to be a projection of future results.

  CABLEVISION SYSTEMS CORPORATION ("CABLEVISION") AND RAINBOW MEDIA GROUP

     On January 8, 2001, a subsidiary of AT&T and Cablevision completed the transfer of cable systems in which AT&T received cable systems serving 358,000 customers in Boston and Eastern Massachusetts. In exchange, Cablevision received cable systems serving approximately 130,000 customers in northern New York suburbs, 44 million shares of AT&T common stock valued at approximately $871, and approximately

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

$204 in cash. Cablevision recorded a gain as a result of the transaction. AT&T Broadband Group did not record any gain or loss on the transaction, however, due to ATTBLLC's ownership interest in Cablevision, $143, net of taxes, of Cablevision's gain is included in "net losses from equity investments."

     On October 23, 2001, AT&T Broadband Group, through ATTBLLC, sold approximately 19.2 million shares of Cablevision NY Group Class A common stock and, monetized through a trust, 26.9 million shares of a mandatorily exchangeable trust security that is exchangeable into up to 26.9 million shares of Cablevision NY Group Class A common stock at maturity in approximately three years. The offering price was $36.05 per share for both the common shares and the exchangeable securities. The offerings generated approximately $1,422 of pretax proceeds, net of underwriting fees. The sale resulted in a pretax loss of approximately $271 recorded in investment (expense) income.

     On December 12, 2001, AT&T Broadband Group sold approximately 14.7 million shares of Cablevision's Rainbow Media Group Class A tracking stock and, monetized through a trust, 9.8 million shares of mandatorily exchangeable trust security that was exchangeable into up to 9.8 million shares of Rainbow Media Group Class A tracking stock at maturity in approximately three years. The offering price was $22.50 per share for both the tracking stock shares and the exchangeable securities. The offering generated approximately $487 of pretax proceeds, net of underwriting fees. The sale resulted in a pretax gain of approximately $63 recorded in investment (expense) income.

  AT HOME CORPORATION

     On August 28, 2000, AT&T and At Home Corporation ("Excite@Home") announced shareholder approval of a new board of directors and governance structure for Excite@Home. AT&T was given the right to designate six of the 11 Excite@Home board members. In addition, Excite@Home converted approximately 50 million of ATTBLLC's Excite@Home Series A shares into Series B shares, each of which has 10 votes. As a result of these governance changes, AT&T Broadband Group, through ATTBLLC, gained a controlling interest and began consolidating Excite@Home's results upon the closing of the transaction on September 1, 2000. As of December 31, 2000, AT&T Broadband Group had, on a fully diluted basis, approximately 23% of the economic interest and 74% of the voting interest in Excite@Home. The consolidation of Excite@Home in September 2000 resulted in minority interest of approximately $2,200, goodwill of approximately $2,400, short-term liabilities of approximately $2,400 (including an initial put option liability), other net assets of approximately $1,200 and the removal of the investment in Excite@Home of approximately $1,900.

     On September 28, 2001, Excite@Home filed for bankruptcy protection under Chapter 11 in the U.S. Bankruptcy Court, for the Northern District of California. As a result of the bankruptcy filing and the removal by AT&T of four of its six directors from the Excite@Home board of directors, AT&T Broadband Group ceased consolidating Excite@Home as of September 30, 2001. Beginning October 1, 2001, AT&T Broadband Group no longer records equity earnings or losses related to Excite@Home since AT&T Broadband Group recognized losses in excess of its investment in Excite@Home.

     The noncash impacts of the deconsolidation of Excite@Home primarily included a reduction to property, plant and equipment of approximately $320, goodwill of approximately $326 and debt of approximately $988. The deconsolidation of Excite@Home resulted in the recording of a liability which was approximately $362 at December 31, 2001. The liability will continue to be evaluated. In addition, other noncash items included a tax benefit of $673 reflecting changes to deferred tax liabilities.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  COX AND COMCAST AGREEMENT

     In August 2000, in exchange for Cox Communications, Inc. ("Cox") and Comcast relinquishing their rights under the shareholder agreement in connection with Excite@Home's governance change, AT&T granted put obligations to Cox and Comcast. On May 18, 2001, AT&T, Cox and Comcast reached an agreement to revise the terms of the put options. Under the new agreement, Cox and Comcast retained their stakes in Excite@Home and AT&T issued 75 million AT&T common shares to Cox and more than 80 million AT&T common shares to Comcast. The obligation under these put obligations was recorded at fair value, with gains or losses resulting from changes in fair value being recorded in investment (expense) income. AT&T Broadband Group recorded an approximate $838 and $537 loss in investment (expense) income related to the settlement and mark-to-market of the put option in 2001 and 2000, respectively. The new agreement resulted in a tax benefit to AT&T Broadband Group, which essentially offset this loss.

  INSIGHT COMMUNICATIONS COMPANY LP

     Effective January 1, 2001, entities attributed to AT&T Broadband Group sold to Insight Communications Company LP ("Insight"), for net cash proceeds of $391, several Illinois cable systems serving approximately 98,400 customers. Insight subsequently contributed such cable systems and additional cable systems serving approximately 177,000 customers to Insight Midwest L.P., an entity in which AT&T Broadband Group, through its attributed entities, has a 50% interest. Entities attributed to AT&T Broadband Group also contributed several Illinois systems serving approximately 247,500 customers to Insight Midwest, L.P. The transactions resulted in a pretax gain of $168, which was deferred due to a debt support agreement with Insight Midwest, L.P.

  KEARNS-TRIBUNE, LLC

     On January 2, 2001, AT&T, through ATTBLLC, completed the sale of Kearns-Tribune, LLC to MediaNews Group for $200 in cash. The transaction resulted in a pretax gain of approximately $117 recorded in investment (expense) income.

  COMCAST

     On April 30, 2001, a subsidiary of AT&T received 63.9 million shares of AT&T stock held by Comcast which were valued at $1,423 in exchange for cable systems attributed to AT&T Broadband Group serving approximately 590,000 customers in New Mexico, Maryland, New Jersey, Pennsylvania, Delaware and Tennessee. The transaction resulted in a pretax loss of $297 recorded in investment (expense) income.

     Effective June 30, 2001, AT&T, together with certain subsidiaries attributed to AT&T Broadband Group, transferred its 99.75% interest in an entity owning the Baltimore, Maryland cable systems serving approximately 115,000 customers to Comcast for approximately $510 in net cash proceeds. The transaction resulted in a pretax gain of $149 recorded in investment (expense) income.

  MEDIACOM COMMUNICATIONS

     On June 29, 2001, a subsidiary of AT&T sold to MediaCom Communications Corporation ("MediaCom") cable systems attributed to AT&T Broadband Group serving approximately 94,000 customers in Missouri for approximately $295 in net cash proceeds. The transaction resulted in a pretax gain of $5 recorded in investment (expense) income.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On July 18, 2001, subsidiaries of AT&T sold to MediaCom cable systems attributed to AT&T Broadband Group serving approximately 710,000 customers located primarily in Georgia, Iowa and Southern Illinois for approximately $1,724 in net cash proceeds. The transaction resulted in a pretax loss of $93 recorded in investment (expense) income.

  CHARTER COMMUNICATIONS

     On June 30, 2001, a subsidiary of AT&T transferred to Charter Communications, Inc. ("Charter") cable systems attributed to AT&T Broadband Group serving approximately 563,000 customers in Alabama, California, Illinois, Missouri and Nevada. AT&T Broadband Group, through its attributed entities, received $1,497 in net proceeds, $222 in cash restricted for future acquisitions of cable systems, and a cable system in Florida serving 9,000 customers. The transaction resulted in a pretax loss of $42 recorded in investment (expense) income.

  LENFEST COMMUNICATIONS, INC.

     On January 18, 2000, AT&T Broadband Group, through ATTBLLC, sold its ownership interest in Lenfest Communications, Inc., to a subsidiary of Comcast. In connection with the sale, AT&T Broadband Group received 47.3 million shares of Comcast Class Special A common stock. The transaction resulted in a pretax gain of $224 recorded in investment (expense) income.

  COX COMMUNICATIONS, INC.

     On March 15, 2000, AT&T Broadband Group, through ATTBLLC, received 50.3 million shares of AT&T common stock held by Cox in exchange for an entity owning cable television systems serving approximately 312,000 customers and certain other net assets. The AT&T common stock received in such transaction has been included in combined attributed net assets. The transaction resulted in a pretax gain of $189 recorded in investment (expense) income.

(5) ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES

     During 2001, AT&T Broadband Group recorded $1,494 of asset impairment, restructuring and other charges. The charge included $1,171 of asset impairment charges related to Excite@Home and $323 for restructuring and exit costs, which consisted of $151 for severance costs, $156 for facilities closing and $16 for termination costs of contractual obligations.

     The $1,171 of asset impairment charges recorded during 2001 consisted of $1,032 related to Excite@Home associated with the write down of goodwill and other intangible assets, warrants granted in connection with distributing the @Home service, and property, plant and equipment. These charges were due to continued deterioration in the business climate of, and reduced levels of venture capital funding activity for, Internet advertising and other Internet-related companies, continued significant declines in the market values of Excite@Home's competitors in the Internet advertising industry, and changes in their operating and cash flow forecasts for the remainder of 2001. These charges were also impacted by Excite@Home's decision to sell or shut down narrowband operations. As a result of the foregoing, and other factors, Excite@Home entered into bankruptcy proceedings in September 2001. In addition, AT&T Broadband Group, through ATTBLLC, recorded a related goodwill impairment charge of $139 associated with its acquisition goodwill of Excite@Home. Since AT&T Broadband Group, through ATTBLLC, consolidated Excite@Home but only owned approximately 23% of Excite@Home, a portion of the charges recorded by Excite@Home has been eliminated in the statement of operations as minority interest income (expense).

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The severance costs of $151, for the involuntary separation of approximately 7,700 employees, primarily resulted from continued cost reduction efforts by AT&T Broadband Group and Excite@Home in addition to impacts of the MediaOne Merger. Approximately 36% of the affected employees are management employees and 64% are non-management employees. Nearly all of the affected employees have left their positions as of December 31, 2001.

     The following table displays the activity and balances of the restructuring reserve account from January 1, 2000, to December 31, 2001. There was no activity in the restructuring reserve account in 1999.

                                                     EMPLOYEE     FACILITY
TYPE OF COST                                        SEPARATIONS   CLOSINGS   OTHER   TOTAL
- ------------                                        -----------   --------   -----   -----
January 1, 2000...................................     $  --       $  --     $ --    $  --
  Additions.......................................        61          30       --       91
  Deductions......................................       (45)        (30)      --      (75)
                                                       -----       -----     ----    -----
December 31, 2000.................................        16          --       --       16
  Additions.......................................       151         156       16      323
  Deductions......................................      (145)       (144)     (16)    (305)
                                                       -----       -----     ----    -----
December 31, 2001.................................     $  22       $  12     $ --    $  34
                                                       =====       =====     ====    =====

     Total deductions for the year ended December 31, 2000, included cash payments of $45 related to employee separations and $30 noncash utilization for the loss realized on disposition of facilities. Total deductions for the year ended December 31, 2001, included $121 related to the deconsolidation of Excite@Home and cash payments of $184 related to employee separations, facility closings, litigation and contractual obligations.

     During 2000, AT&T Broadband Group recorded $6,270 of asset impairment, restructuring and other charges which included $6,179 of asset impairment charges related to Excite@Home.

     The charges related to Excite@Home include $4,609 in asset impairment charges taken by Excite@Home associated with the goodwill impairment from various acquisitions and a related goodwill impairment of $1,570 recorded by AT&T Broadband Group associated with its acquisition goodwill of Excite@Home.

     The impairments resulted from the deterioration of the market conditions and market valuations of Internet-related companies during the fourth quarter of 2000, which caused Excite@Home to conclude that intangible assets related to their acquisitions of Internet-related companies may not be recoverable. In accordance with SFAS No. 121, "Accounting For the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121"), Excite@Home conducted a detailed assessment of the recoverability of the carrying amounts of acquired intangible assets. This assessment resulted in a determination that certain acquired intangible assets, including goodwill, related to these acquisitions were impaired as of December 31, 2000. As a result, Excite@Home recorded impairment charges of $4,609 in December 2000, representing the excess of the carrying amount of the impaired assets over their fair value.

     The review for impairment included a review of publicly-traded Internet companies that are comparable to the companies that Excite@Home acquired. These companies experienced a substantial decline in stock price and market capitalization during the fourth quarter of 2000.

     Excite@Home also reviewed the business climate for Internet advertising and web-based infrastructure companies as of December 31, 2000, and observed the following: (i) investor and consumer enthusiasm for the Internet sector severely deteriorated during the fourth quarter of 2000; (ii) many

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Internet companies, including those acquired by Excite@Home, experienced significant decelerations in their growth both as a result of economic conditions and due to Internet-sector specific issues such as competition and the weakening of the Internet advertising market; and (iii) funding sources for Internet-based consumer businesses, which require considerable amounts of capital, had substantially evaporated as of December 31, 2000. As a result, Excite@Home concluded that fundamental, permanent and significant adverse changes had occurred during the fourth quarter of 2000 in the business climate for companies providing Internet advertising and other web-based services.

     In addition, Excite@Home reviewed operating and cash flow projections that existed at the time Excite@Home made the acquisitions and that were used as a basis upon which the decisions to complete acquisitions were made. These operating and cash flow projections indicated that the acquired companies, over their useful lives, would be profitable and generate positive cash flows. The operating and cash flow projections were compared to operating results after the date of the acquisitions through December 31, 2000, as well as to projected operating results for 2001. These comparisons indicated that certain acquisitions generated operating and cash flow losses through the end of 2000, and were projected to continue generating operating and cash flow losses for the foreseeable future.

     As a result of these factors, Excite@Home determined that the intangible assets related to the acquisitions might not be recoverable and conducted impairment tests.

     Generally, the impairment tests were performed at an asset group level corresponding to the lowest level at which cash flows independent of other assets could be identified. Each asset group consisted of the goodwill and acquired identifiable intangible assets related to a specific acquisition. Acquired intangible assets were combined for those acquisitions where separately identifiable cash flows that are largely independent of the cash flows of other groups of assets could not be identified.

     For each of the asset groups to be tested for impairment, Excite@Home projected undiscounted cash flows over a future projection period of five years, based on Excite@Home's determination of the current remaining useful lives of the asset groups, plus an undiscounted terminal period cash flow to reflect disposition of the entities at the end of their useful lives. Undiscounted future cash flows were estimated using projected net realizable value in a sales transaction (undiscounted cash flows during the expected remaining holding period until disposition were estimated as negligible). The undiscounted future cash flows were compared to the carrying amount of each asset group and for those asset groups where the carrying amount exceeded the undiscounted future cash flows, Excite@Home concluded that the asset group was impaired.

     Excite@Home measured the impairment loss related to impaired asset groups based on the amount by which the carrying amount of the asset group exceeded the fair value of the asset group. Measurement of fair value was based on an analysis by Excite@Home, with assistance from independent valuation experts, utilizing the best information available in the circumstances using reasonable and supportable assumptions and projections, and including the discounted cash flow and market comparison valuation techniques. The discounted cash flow analysis considered the likelihood of possible outcomes and was based on Excite@Home's best estimate of projected future cash flows, including terminal value cash flows expected to result from the disposition of the asset at the end of its useful life, discounted at Excite@Home's weighted average cost of capital. Weighted average cost of capital was based on historical risk premiums required by investors for companies of Excite@Home's size, industry and capital structure and included risk factors specific to Excite@Home. The market comparison model represented Excite@Home's estimate of the prices that a buyer would be willing to pay currently for similar assets, based on comparable products and services, customer base, risks, earnings capabilities and other factors.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Based on the foregoing, Excite@Home recorded an impairment write-down of $4,609 in aggregate, which was allocated to each asset group based on a comparison of carrying values and fair values. The impairment write-down within each asset group was allocated first to goodwill, and if goodwill was reduced to zero, to identifiable intangible assets in proportion to carrying values.

     Also as a result of the foregoing, AT&T Broadband Group recorded a goodwill and acquisition-related impairment charge of $1,570 associated with the acquisition of ATTBLLC's investment in Excite@Home. The write-down of ATTBLLC's investment to fair value was determined utilizing discounted expected future cash flows.

     Since AT&T Broadband Group, through ATTBLLC only owned approximately 23% of Excite@Home, 77% of the charge recorded by Excite@Home was not included as an increase in AT&T Broadband Group's net loss, but rather was eliminated in the combined statement of operations as minority interest income (expense).

     In 2000, a $91 charge for restructuring and exit costs was recorded primarily as part of the integration of MediaOne, the centralization of certain functions, and the consolidation of call center facilities. The charge for the year ended December 31, 2000, included termination benefits of $61 associated with the involuntary separation of about 1,060 employees. Approximately 25% of the individuals were management employees and 75% were non-management employees. The $91 charge included a loss of $30 recognized on the disposition of facilities as a result of synergies created by the MediaOne Merger.

     During 1999, AT&T Broadband Group recorded $644 of asset impairment, restructuring and other charges. Such amount included a $594 in-process research and development charge which reflected the estimated fair value of research and development projects at AT&T Broadband Group, as of the date of the TCI Merger, which had not yet reached technological feasibility or that had no alternative future use. The projects identified related to TCI's efforts to offer voice over Internet protocol, product integration efforts for advanced set-top devices that would enable AT&T Broadband Group to offer next-generation digital services, and cost-savings efforts for broadband telephone implementation. In addition, Excite@Home had research and development efforts underway, including projects to allow for self-provisioning of devices and the development of next-generation client software, network and back-office infrastructure to enable a variety of network devices, and improved design for the regional data center's infrastructure.

     The 1999 charge also included a $50 loss related to a contribution agreement TCI entered into with Phoenixstar, Inc. that requires AT&T Broadband Group to satisfy certain liabilities owed by Phoenixstar, Inc. and its subsidiaries.

(6) INVESTMENTS

     Subsidiaries of AT&T have investments in various companies and partnerships accounted for under the equity method which have been attributed to AT&T Broadband Group. At December 31, 2001 and 2000, equity investments of $4,286 and $6,350, respectively, had been attributed to AT&T Broadband Group. The carrying value of these investments exceeded AT&T Broadband Group's share of the underlying reported net assets by approximately $2,969 and $5,455 at December 31, 2001 and 2000, respectively. The excess cost is being amortized over periods ranging from 25 to 40 years. Pretax amortization of the excess cost of $148, $485 and $476 for the years ended December 31, 2001 and 2000 and for the ten months ended December 31, 1999, respectively, is reflected as a component of net losses from equity investments in the accompanying combined statements of operations. Effective January 1, 2002, in accordance with the provisions of SFAS 142, such excess costs will no longer be amortized (see note 16).

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Ownership of significant equity investments attributed to AT&T Broadband Group was as follows:

                                                               AT DECEMBER 31,
                                                              -----------------
                                                               2001       2000
                                                              ------     ------
Cablevision Systems Corporation.............................     --%(a)  27.98%(a)
Texas Cable Partnerships....................................  50.00%     50.00%
Insight Midwest LP..........................................  50.00%     50.00%
Century-TCI California Communications, LP...................  25.00%     25.00%
Kansas City Cable Partners..................................  50.00%     50.00%
Parnassos Communications, LP................................  33.33%     33.33%
US Cable of Coastal-Texas, LP...............................  48.16%     37.06%(b)
Midcontinent Communications.................................  50.00%     50.00%

- ---------------

(a) In June 2001, as a result of AT&T no longer having representation on Cablevision's board of directors, the accounting for the investment in Cablevision was changed from equity method to cost method accounting. At December 31, 2001, AT&T Broadband Group owned 29,790,887 shares, or a 16.8% ownership interest, of Cablevision NY Class A common stock which had a closing market price of $47.45 per share. At December 31, 2000, AT&T Broadband Group, through ATTBLLC, owned 48,942,172, shares of Cablevision Systems Corporation Class A common stock, which had a closing market price of $84.94 per share.

(b) On April 1, 2001, AT&T Broadband Group contributed cable systems serving approximately 18,000 customers to US Cable of Coastal-Texas, LP ("US Cable") in exchange for an additional 11.10% ownership interest in US Cable.

     Summarized combined financial information for investments accounted for under the equity method was as follows:

                                                                                 FOR THE
                                                         FOR THE YEAR ENDED     TEN MONTHS
                                                            DECEMBER 31,          ENDED
                                                         -------------------   DECEMBER 31,
                                                           2001       2000         1999
                                                         --------   --------   ------------
Revenue................................................   $4,337     $6,537      $ 6,148
Operating income (loss)................................   $    1     $  175      $(1,401)
Income (loss) from continuing operations before
  extraordinary items and cumulative effect of
  accounting change....................................   $  747     $  (20)     $(2,327)
Net income (loss)......................................   $  736     $  (20)     $(2,327)

                                                                 DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
Current assets..............................................  $   483   $ 1,493
Noncurrent assets...........................................  $10,538   $18,262
Current liabilities.........................................  $ 1,009   $ 2,712
Noncurrent liabilities......................................  $ 6,420   $15,034
Redeemable preferred stock..................................  $    --   $ 1,544
Minority interests..........................................  $   186   $   588

     At December 31, 2001, AT&T Broadband Group, through MediaOne, had a 25.51% interest in TWE. This investment is accounted for as a cost investment since AT&T Broadband Group does not have the

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

right to exercise significant influence. On February 28, 2001, AT&T Broadband Group exercised its registration rights in TWE and formally requested TWE to begin the process of converting the limited partnership into a corporation with registered equity securities.

     Other investments at December 31, 2001 for AT&T Broadband Group consisted of the following:

                                                    COST       UNREALIZED       ESTIMATED
                                                    BASIS    GAINS (LOSSES)     FAIR VALUE
                                                   -------   --------------   --------------
Trading securities...............................  $ 4,388       $  --            $4,388
Available-for-sale securities....................    3,246        (169)            3,077
Preferred stock..................................    2,164          --             2,164
Cost investments, warrants and other.............      269          --               269
                                                   -------       -----            ------
                                                   $10,067       $(169)           $9,898
                                                   =======       =====            ======

     Other investments at December 31, 2000 for AT&T Broadband Group consisted of the following:

                                                    COST       UNREALIZED       ESTIMATED
                                                    BASIS    GAINS (LOSSES)     FAIR VALUE
                                                   -------   --------------   --------------
Available-for-sale securities....................  $12,927      $(3,620)         $ 9,307
Preferred stock..................................    1,467          105            1,572
Cost investments, warrants and other.............    1,109           14            1,123
                                                   -------      -------          -------
                                                   $15,503      $(3,501)         $12,002
                                                   =======      =======          =======

     At December 31, 2001 and 2000, $6,547 and $6,473, respectively, of investments are indexed to certain long-term debt instruments (see note 7). In addition, approximately $668 and $2,102 of such investments were classified as current assets at December 31, 2001 and 2000, respectively, since they are indexed to certain currently maturing debt instruments.

     During 2001, AT&T Broadband Group recorded an impairment charge on investments of $539, including $20 recorded by Excite@Home, consisting primarily of charges related to Vodafone, plc, Quokka Sports, Inc. and Internet Pictures, Inc. The impairment charge primarily resulted from management's conclusion that declines in fair value were not temporary or the investment could not be held for a period of time to allow for recoverability of fair value as in the case of exchangeable notes due in late 2002 that can be settled with shares of Vodafone ADRs. The fair value was based on quoted market prices.

     During 2000, AT&T Broadband Group recorded an impairment charge on investments of $111. Management determined the loss was not temporary due to the downturn in market conditions and its inability to hold the investments as a result of requirements related to the regulatory approval of the MediaOne Merger. The fair value was based on quoted market prices.

     During the fourth quarter of 2000, Excite@Home recognized a loss on investments totaling $129 which included $107 loss on publicly held companies and $22 on privately held investments. The loss recognized on the publicly held investment was a result of Excite@Home's decision that the decline in market value of certain investments was not temporary. The loss recognized on the privately held companies was based on Excite@Home's determination that the carrying value of certain investments was not recoverable, based on indicators such as limited liquidity and poor prospects for additional funding. Since AT&T Broadband Group, through ATTBLLC owns 23% of Excite@Home, 77% of the loss recorded by Excite@Home is not included as an increase of AT&T Broadband Group's net loss, but rather is eliminated in the statement of operations as minority interest income (expense).

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(7) DEBT OBLIGATIONS

     LONG-TERM DEBT

     DEBENTURES, NOTES AND TRUST PREFERRED SECURITIES(A):

                                                                           DECEMBER 31,
                                                                         -----------------
INTEREST RATES(B)    MATURITIES                                           2001      2000
- -----------------    ----------                                          -------   -------
4.00%-6.50%          2002-2008........................................   $ 2,855   $ 4,599
6.55%-7.49%          2002-2037........................................     3,793     4,369
7.53%-8.50%          2002-2097........................................     3,141     3,370
8.60%-10.75%         2002-2038........................................     6,292     6,594
Variable rate        2002-2005........................................     3,309     3,388
                                                                         -------   -------
Total debentures, notes and trust preferred securities................    19,390    22,320
Other (see Note 14)...................................................       247       270
Unamortized discount, net.............................................      (311)       --
                                                                         -------   -------
Total long-term debt..................................................    19,326    22,590
Less currently maturing long-term debt................................     2,824     3,073
                                                                         -------   -------
Net long-term debt....................................................   $16,502   $19,517
                                                                         =======   =======

- ---------------

(a) At December 31, 2001 and 2000, these balances included $858 and $946, respectively, representing the remaining excess of the fair value over the recorded value of debt at the time of the TCI Merger and MediaOne Merger. The excess is being amortized to interest expense over the remaining lives of the underlying debt obligations.

(b) The actual interest paid on debt obligations may have differed from the stated amount due to interest rate swap contracts entered into to manage exposure to interest rate risk and other strategies used to reduce finance costs (see Note 10).

     Annual maturities at December 31, 2001, of the $19,326 in total long-term obligations are as follows:

2002........................................................  $2,824
2003........................................................   3,416
2004........................................................   3,343
2005........................................................   3,056
2006........................................................   1,107
Later years.................................................   5,580

  EXCHANGEABLE NOTES

     During 2001, AT&T Broadband Group, through ATTBLLC, issued exchangeable notes which are mandatorily redeemable at AT&T Broadband Group's option into shares of Cablevision NY Group Class A ("Cablevision NY") common stock or its cash equivalent (the "Cablevision NY Exchangeable Notes") and Rainbow Media Group Class A ("Rainbow Media Group") tracking stock or its cash equivalent (the "Rainbow Exchangeable Notes"). During 2000, AT&T Broadband Group, through ATTBLLC and MediaOne, issued debt which is mandatorily redeemable at AT&T Broadband Group's option into shares of Comcast common stock or its cash equivalent (the "Comcast Exchangeable Notes")

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and Microsoft Corporation ("Microsoft") common stock or its cash equivalent (the "Microsoft Exchangeable Notes"). During 1999 and 1998, MediaOne issued exchangeable notes which are mandatorily redeemable at AT&T Broadband Group's option into (i) Vodafone ADRs held by MediaOne, (ii) the cash equivalent, or
(iii) a combination of cash and Vodafone ADRs (the "Vodafone Exchangeable Notes"). The maturity value of the exchangeable notes varies based upon the fair market value of the security it is indexed to.

     Following is a summary of the Cablevision NY Exchangeable Notes outstanding at December 31, 2001, which are indexed to 26.9 million shares of Cablevision NY common stock:

Maturity Date...............................................    2004
Face value..................................................  $  970
Interest rate...............................................    6.50%
Put price per share.........................................  $36.05
Call price per share........................................  $43.98
Carrying value..............................................  $1,030

     At maturity, the Cablevision NY Exchangeable Notes will be redeemed, at AT&T Broadband Group's option, with (i) a number of shares of Cablevision NY common stock equal to the underlying shares multiplied by the exchange ratio, or
(ii) its equivalent cash value. The exchange ratio will be calculated at maturity in the following manner:

          (a) If the fair market value of a share of Cablevision NY common stock is greater than the call price, the exchange ratio will be 0.8197;

          (b) If the fair market value of a share of Cablevision NY common stock is less than or equal to the put price, the exchange ratio will be 1;

          (c) If the fair market value of a share of Cablevision NY common stock is less than or equal to the call price but greater than the put price, the exchange ratio will be a fraction, the numerator of which is equal to the put price, and the denominator of which is equal to the fair market value of a share of Cablevision NY common stock.

     Following is a summary of the Rainbow Exchangeable Notes outstanding at December 31, 2001, which are indexed to 9.8 million shares of Rainbow Media Group tracking stock:

Maturity Date...............................................    2005
Face value..................................................  $  220
Interest rate...............................................    6.25%
Put price per share.........................................  $22.50
Call price per share........................................  $27.45
Carrying value..............................................  $  196

     At maturity, the Rainbow Exchangeable Notes will be redeemed, at AT&T's option, with (i) a number of shares of Rainbow Media Group tracking stock equal to the underlying shares multiplied by the exchange ratio, or (ii) its equivalent cash value. The exchange ratio will be calculated at maturity in the following manner:

          (a) If the fair market value of a share of Rainbow Media Group tracking stock is greater than the call price, the exchange ratio will be 0.8197;

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

          (b) If the fair market value of a share of Rainbow Media Group tracking stock is less than or equal to the put price, the exchange ratio will be 1;

          (c) If the fair market value of a share of Rainbow Media Group tracking stock is less than or equal to the call price but greater than the put price, the exchange ratio will be a fraction, the numerator of which is equal to the put price, and the denominator of which is equal to the fair market value of one share of Rainbow Media Group tracking stock.

     Following is a summary of the Comcast Exchangeable Notes outstanding at December 31, 2001 by year of maturity which are indexed to 25 million shares of Comcast common stock:

MATURITY DATE                                                 2003     2004     2005
- -------------                                                ------   ------   ------
Face value.................................................  $  371   $  314   $  329
Interest rate..............................................    6.75%    5.50%    4.63%
Put price per share........................................  $41.50   $41.06   $39.13
Call price per share.......................................  $49.80   $49.27   $46.96
Carrying value at:
  December 31, 2001........................................  $  320   $  277   $  286
  December 31, 2000........................................  $  371   $  314   $  329

     At maturity, the Comcast Exchangeable Notes will be redeemed, at AT&T's option, into (i) a number of shares of Comcast common stock equal to the underlying shares multiplied by the exchange ratio, or (ii) its equivalent cash value. The exchange ratio will be calculated at maturity in the following manner:

          (a) If the fair market value of a share of Comcast common stock is greater than the call price, the exchange ratio will be 0.8333;

          (b) If the fair market value of a share of Comcast common stock is less than or equal to the put price, the exchange ratio will be 1;

          (c) If the fair market value of a share of Comcast common stock is less than or equal to the call price but greater than the put price, the exchange ratio will be a fraction, the numerator of which is equal to the put price, and the denominator of which is equal to the fair market value of one share of Comcast common stock.

     Following is a summary of the Comcast Exchangeable Notes outstanding at December 31, 2001, which are indexed to 22.3 million shares of Comcast common stock:

MATURITY DATE                                                 2003     2004     2005
--------------                                               ------   ------   ------
Face value.................................................  $  267   $  267   $  267
Interest rate..............................................    6.76%    6.80%    6.84%
Put price per share........................................  $35.89   $35.89   $35.89
Call price per share.......................................  $50.64   $58.39   $67.97
Carrying value at:
  December 31, 2001........................................  $  244   $  244   $  245
  December 31, 2000........................................  $  267   $  267   $  267

     At maturity, such Comcast Exchangeable Notes will be redeemed, at AT&T's option, with (i) a number of shares of Comcast common stock equal to the underlying shares multiplied by the exchange

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

ratio, or (ii) its equivalent cash value. The exchange ratio will be calculated at maturity in the following manner:

          (a) If the fair market value of a share of Comcast common stock is greater than or equal to the call price, the exchange ratio will be a fraction the numerator of which is equal to the sum of (i) the put price, plus (ii) the excess of the fair market value of one share of Comcast common stock over the call price, and the denominator of which is equal to the fair market value of one share of Comcast common stock;

          (b) If the fair market value of a share of Comcast common stock is less than or equal to the put price, the exchange ratio will be 1;

          (c) If the fair market value of a share of Comcast common stock is less than the call price but greater than the put price, the exchange ratio will be a fraction of which the numerator is equal to the put price, and the denominator of which is equal to the fair market value of one share of Comcast common stock.

     Following is a summary of the Microsoft Exchangeable Notes outstanding at December 31, 2001, which are indexed to 10 million shares of Microsoft common stock:

MATURITY DATE                                               2003      2004      2005
--------------                                             ------   -------   -------
Face value...............................................  $  227   $   226   $   226
Interest rate............................................    6.96%     7.00%     7.04%
Put price per share......................................  $67.87   $ 67.87   $ 67.87
Call price per share.....................................  $97.39   $111.64   $128.60
Carrying value at:
  December 31, 2001......................................  $  201   $   198   $   196
  December 31, 2000......................................  $  145   $   144   $   144

     At maturity, the Microsoft Exchangeable Notes will be redeemed, at AT&T's option, with (i) a number of shares of Microsoft common stock equal to the underlying shares multiplied by the exchange ratio, or (ii) its equivalent cash value. The exchange ratio will be calculated at maturity in the following manner:

          (a) If the fair market value of a share of Microsoft common stock is greater than the call price, the exchange ratio will be a fraction the numerator of which is equal to the sum of (i) the put price, plus (ii) the excess of the fair market value of one share of Microsoft common stock over the call price, and the denominator of which is equal to the fair market value of one share of Microsoft common stock;

          (b) If the fair market value of a share of Microsoft common stock is less than or equal to the put price, the exchange ratio will be 1;

          (c) If the fair market value of a share of Microsoft common stock is less than or equal to the call price but greater than the put price, the exchange ratio will be a fraction of which the numerator is equal to the put price, and the denominator of which is equal to the fair market value of one Microsoft common stock.

     In the third quarter of 2001, exchangeable notes that were indexed to a portion of holdings of Vodafone ADR securities matured. The carrying value of the notes was $2,337 at December 31, 2000. Prior to the settlement, the carrying value of the notes was $1,634. These notes were settled with approximately 70 million shares of Vodafone ADR's and $252 in cash. Approximately 57 million shares of

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the Vodafone ADR's used in the settlement were accounted for as "trading" securities and the remaining shares were accounted for as "available-for-sale" securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115")." The settlement resulted in a pretax loss of approximately $392 which was reclassified from other comprehensive income to investment (expense) income in the statement of operations.

     Following is a summary of the Vodafone Exchangeable Notes outstanding at December 31, 2001, which are indexed to Vodafone ADRs:

MATURITY DATE                                                  2002
--------------                                                ------
Face value..................................................  $1,129
Interest rate...............................................     7.0%
Put price...................................................  $43.44
Call price..................................................  $51.26
Carrying value at:
  December 31, 2001.........................................  $  715
  December 31, 2000.........................................  $1,012

     The redemption formula for Vodafone Exchangeable Notes that mature in 2002, which are indexed to 26 million shares of Vodafone ADRs, is as follows:

          (a) If the fair market value of a Vodafone ADR is greater than or equal to the call price, each Vodafone exchangeable Note is equivalent to
     0.8475 of a Vodafone ADR;

          (b) If the fair market value of a Vodafone ADR is less than or equal to the put price, each Vodafone Exchangeable Note is equivalent to one Vodafone ADR; or

          (c) If the fair market value of a Vodafone ADR is less than the call price but greater than the put price, each Vodafone Exchangeable Note is equivalent to a fraction of a Vodafone ADR equal to (i) the put price divided by (ii) the fair market value of one Vodafone ADR.

     AT&T Broadband Group's exchangeable notes that are indexed to Cablevision NY, Comcast and Microsoft common stock and Rainbow Media Group are secured by AT&T Broadband Group's investments in Cablevision NY, Comcast, Microsoft and Rainbow Media Group. AT&T Broadband Group's exchangeable notes which are indexed to Vodafone ADRs are unsecured obligations, ranking equally in right of payment with all other unsecured and unsubordinated obligations of AT&T Broadband Group.

     These exchangeable notes are being accounted for as indexed debt instruments since the maturity value of the debt is dependent upon the fair market value of the underlying securities. These exchangeable notes contain embedded derivatives that require separate accounting as the maturity value of the debt is dependent upon the fair market value of the underlying Cablevision NY, Rainbow Media Group, Comcast, Microsoft and Vodafone ADR securities, as applicable. The economic characteristics of the embedded derivatives (i.e., equity like features) are not clearly and closely related to that of the host instruments (a debt security). As a result, the embedded derivatives are separated from the host debt instrument for valuation purposes and are carried at fair value within the host debt instrument. The embedded derivatives for Cablevision NY and Rainbow Media Group exchangeable notes are designated as cash flow hedges. These designated options are carried at fair value with changes in fair value recorded, net of income taxes, within other comprehensive income as a component of combined attributed net assets. There was no ineffectiveness recognized on the cash flow hedges. The Comcast, Microsoft, Vodafone and certain of the

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Cablevision NY and Rainbow Media Group options are undesignated and are carried at fair value with changes in fair value recorded in other (expense) income in the combined statement of operations.

     The options hedge the market risk of a decline in value of Cablevision NY, Rainbow Media Group, Comcast, Microsoft and Vodafone securities. The market risk of a decline in these securities, below the respective put prices has been eliminated. In addition, any market gains AT&T Broadband Group may earn have been limited to the call prices, with the exception of certain debt indexed to Comcast stock, the Cablevision NY stock, Rainbow Media Group and Vodafone ADRs, which provide for participation in a portion of the market gains above the call price.

     Since all the Cablevision NY and Rainbow Media Group securities and a portion of the Comcast, Microsoft and Vodafone securities are cost method investments being accounted for as "available-for-sale" securities under SFAS 115, changes in the maturity value of the options and the underlying securities are being recorded as unrealized gains or losses, net of income taxes, within other comprehensive income as a component of combined attributed net assets. The remaining portion of the Comcast, Microsoft and Vodafone securities are cost method investments being accounted for as "trading" securities and changes in the fair value of the options and the underlying securities are being recorded as net revaluation of securities within other (expense) income.

  OTHER EXCHANGEABLE NOTES

     During 2000, AT&T Broadband Group, through MediaOne, also entered into a series of purchased and written options to monetize its holdings of 21.9 million shares of Microsoft common stock and issued floating rate debt, which is attributed to AT&T Broadband Group. The carrying value of the debt outstanding at both December 31, 2001 and 2000 was $1,369, which pays interest at the three month London Inter-Bank Offered Rate ("LIBOR") plus 0.4%. The debt matures annually with $458 maturing in 2003 and 2004, and $453 maturing in 2005, and is repayable at AT&T's option in either Microsoft common stock or cash. (See note 10 for discussion of the purchased and written options.)

     In addition, during 1999 two subsidiaries of MediaOne, MediaOne SPC IV and MediaOne SPC VI, entered into a series of purchased and written options on Vodafone ADRs contributed to them by MediaOne and issued floating rate debt. The carrying value of the debt outstanding at both December 31, 2001 and 2000 was $1,739, which pays interest at a three-month LIBOR plus 0.5%. This debt has been attributed to AT&T Broadband Group and matures in equal quarterly installments beginning in 2003 and ending in 2005. The assets of MediaOne SPC IV, which are primarily 29.1 million Vodafone ADRs, are only available to pay the creditors of MediaOne SPC IV. Likewise, the assets of MediaOne SPC VI, which are primarily
18.0 million Vodafone ADRs, are only available to pay the creditors of MediaOne SPC VI. MediaOne SPC IV and VI will generate cash to settle these notes by selling their Vodafone ADRs to the market (or to AT&T, at AT&T's option) and cash settle the option. (See note 10 for discussions of the purchased and written options.)

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 SUBSIDIARY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY SUBORDINATED DEBT SECURITIES

     Certain subsidiary trusts (the "Trusts") of AT&T Broadband Group, through ATTBLLC and MediaOne, had preferred securities ("Trust Preferred Securities") outstanding at December 31, 2001 and 2000 as follows:

                                                                          CARRYING AMOUNT
                                                    INTEREST   MATURITY   ---------------
SUBSIDIARY TRUST                                      RATE       DATE      2001     2000
-----------------                                   --------   --------   ------   ------
TCI Communications Financing I....................    8.72%      2045     $  527   $  528
TCI Communications Financing II...................   10.00%      2045        513      514
TCI Communications Financing III..................    9.65%      2027        380      357
TCI Communications Financing IV...................    9.72%      2036        204      204
MediaOne Financing A..............................    7.96%      2025         30       30
MediaOne Financing B..............................    8.25%      2036         28       28
MediaOne Finance II...............................    9.50%      2036        214      214
MediaOne Finance III..............................    9.04%      2038        504      504
                                                                          ------   ------
                                                                          $2,400   $2,379
                                                                          ======   ======

     The Trusts were created for the exclusive purpose of issuing the Trust Preferred Securities and investing the proceeds thereof into Subordinated Deferrable Interest Notes (the "Subordinated Debt Securities") of TCI and MediaOne. The Subordinated Debt Securities have interest rates equal to the interest rate of the corresponding Trust Preferred Securities. The TCI Communications Financing I and II Trust Preferred Securities were redeemable at face value beginning January and May 2001, respectively. The TCI Communications Financing III Trust Preferred Securities are callable at 104.825% of face value beginning in March 2007. TCI Communications Financing IV Trust Preferred Securities were callable at face value beginning in March 2002. Upon redemption of the Subordinated Debt Securities, the Trust Preferred Securities will be mandatorily redeemable. All of the MediaOne Subordinated Debt Securities are redeemable at a redemption price of $25.00 per security, plus accrued and unpaid interest. Upon redemption of the MediaOne Subordinated Debt Securities, the MediaOne Trust Preferred Securities are mandatorily redeemable at a price of $25.00 per share, plus accrued and unpaid distributions. The 7.96% MediaOne Subordinated Debt Securities became redeemable after September 11, 2000. The 9.50% and 8.25% MediaOne Subordinated Debt Securities became redeemable after October 29, 2001. The 9.04% MediaOne Subordinated Debt Securities are redeemable after October 28, 2003. The Trust Preferred Securities are recorded within short-term and long-term debt in the accompanying combined balance sheet. AT&T Broadband, LLC effectively provides a full and unconditional guarantee of all the TCI Trusts' obligations under the Trust Preferred Securities. In 2000, AT&T provided a full and unconditional guarantee on the outstanding securities issued by TCI Communications Financing I, II and IV. MediaOne has effectively provided a full and unconditional guarantee of the MediaOne trust obligations under the Trust Preferred Securities. In 2000, AT&T provided a full and unconditional guarantee of the MediaOne Trust Preferred Securities. Dividends accrued and paid on the Trust Preferred Securities aggregated $208, $182 and $114 for the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, respectively, and are included in interest expense in the accompanying combined statement of operations. AT&T has the right to defer interest payments up to 20 consecutive quarters; as a consequence, dividend payments on the Trust Preferred Securities can be deferred by the trusts during any such interest-payment period.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On February 26, 2002, AT&T announced that it was notifying holders that it will call TCI Communications Financing IV Trust Preferred Securities for early redemption on April 1, 2002. On February 28, 2002, AT&T called for early redemption the TCI Communications Financing I and II Trust Preferred Securities. On March 4, 2002, AT&T called for early redemption the MediaOne Financing A, Financing B and Financing II Trust Preferred Securities. At December 31, 2001, the TCI Communications Financing I, II and IV and MediaOne A, B and II Trust Preferred Securities were reclassed from long-term debt to short-term debt.

(8) MINORITY INTEREST

  PREFERRED STOCK OF SUBSIDIARIES

     Prior to the TCI Merger, TCI Pacific Communications Inc. ("Pacific"), an attributed entity of AT&T Broadband Group, issued 5% Class A Senior Cumulative Exchangeable preferred stock. Each share is exchangeable, from and after August 1, 2001, for 8.365 shares of AT&T common stock (as adjusted for the July 2001 split-off of AT&T Wireless Services, Inc. from AT&T), subject to certain antidilution adjustments. Additionally, Pacific may elect to make any dividend, redemption or liquidation payment in cash, shares of AT&T common stock or a combination of the foregoing. Dividends on the Pacific preferred stock were $31 for both the years ended December 31, 2001 and 2000 and $26 for the ten months ended December 31, 1999 and are reflected in minority interest income (expense) in the accompanying combined statements of operations. The Pacific preferred stock is reflected within minority interest in the accompanying combined balance sheets and aggregated $2.1 billion at December 31, 2001 and 2000.

     As of December 31, 2001, 59,187 shares of the Pacific preferred stock had been exchanged for 494,808 shares of AT&T common stock. At December 31, 2001 and 2000 there were 6.2 million and 6.3 million shares outstanding, respectively, out of 6.3 million shares authorized. Pacific has elected to exercise its right to redeem all outstanding shares of the Pacific preferred stock that have not been exchanged as of April 26, 2002, at a price of $102.50 per share plus accrued dividends of $0.96 per share. The redemption price will be paid in AT&T common stock, up to a maximum of the 52.3 million shares which were registered with the Securities and Exchange Commission in February of 2002, with any shortfall paid in cash.

  CENTAUR FUNDING CORPORATION

     Prior to the MediaOne Merger, Centaur Funding Corporation ("Centaur"), a subsidiary of MediaOne, issued three series of preferred shares, the Auction Market Preference Shares, Series A ("Series A Shares"), the 9.08% Cumulative Preference Shares, Series B (the "Series B Shares"), and the Preference Shares, Series C (the "Series C Shares"). Centaur was created for the principal purpose of raising capital through the issuance of preferred shares and investing those proceeds into notes issued by MediaOne SPC II, a subsidiary of MediaOne. Principal and interest payments from the notes are expected to be Centaur's principal source of funds to make dividend and redemption payments on the preferred shares. In addition, the dividend and redemption payments on the preferred shares will be determined by reference to the dividend and redemption activity of the preferred stock of AirTouch Communications, Inc. ("ATI shares") held by MediaOne SPC II. AirTouch Communications, Inc. is a subsidiary of Vodafone. Payments on the preferred shares are neither guaranteed nor secured by MediaOne or AT&T. The assets of MediaOne SPC II, which include the ATI shares, are only available to pay creditors of MediaOne SPC II. Centaur and MediaOne SPC II are attributed entities of AT&T Broadband Group.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 2001 and 2000, the following Centaur preferred securities, which have been attributed to AT&T Broadband Group, were outstanding:

                                                                               CARRYING AMOUNT
                                                                   SHARES      ---------------
                                 DIVIDEND RATE   MATURITY DATE   OUTSTANDING    2001     2000
                                 -------------   -------------   -----------   ------   ------
Series A Shares................   Variable          None            400        $  100   $  100
Series B Shares................    9.08%         April 2020       934,500         927      927
Series C Shares................     None         April 2020       715,500         127      118
                                                                               ------   ------
                                                                               $1,154   $1,145
                                                                               ======   ======

     The Series A Shares have a liquidation value of $250 thousand per share and dividends are payable quarterly when declared by Centaur's Board of Directors out of funds legally available. The Series B Shares have a liquidation value of $1 thousand per share and dividends are payable quarterly in arrears when declared by Centaur's Board of Directors out of funds legally available. In addition, dividends may be declared and paid only to the extent dividends have been declared and paid on the ATI shares. The Series C Shares have a liquidation value of $1 thousand per share at maturity. The value of the Series C Shares will be accreted to its liquidation value upon maturity. The Series B Shares rank equally with the Series C Shares as to the redemption payments and upon liquidation. The Series B and Series C Shares rank senior to the Series A Shares and the common stock shares of Centaur as to the redemption payments and upon liquidation. The Series B Shares rank senior to the Series A Shares and the common shares with respect to dividend payments. The preferred shares issued by Centaur are recorded within minority interest in the accompanying combined balance sheets at December 31, 2001 and 2000.

     Dividends on the preferred shares were $99 and $55 for the years ended December 31, 2001 and 2000 and were included within minority interest income (expense) in the accompanying combined statements of operations.

(9) COMPANY-OBLIGATED CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES

     On June 16, 1999, AT&T Finance Trust I (the "AT&T Trust"), a wholly owned subsidiary of AT&T completed the private sale of 100 million shares of 5.0% cumulative quarterly income preferred securities ("Quarterly Preferred Securities") to Microsoft. Proceeds from the issuance were invested by the AT&T Trust in junior subordinated debentures ("Debentures") issued by AT&T due 2029, which represent the sole asset of the AT&T Trust. The Quarterly Preferred Securities have been attributed to AT&T Broadband Group.

     The Quarterly Preferred Securities pay dividends at an annual rate of 5.0% of the liquidation preference of $50 per security, and are convertible at any time prior to maturity into 88.016 million shares of AT&T common stock (as adjusted for the July 2001 split-off of AT&T Wireless, Services, Inc. from AT&T). The Quarterly Preferred Securities are subject to mandatory redemption upon repayment of the Debentures at maturity or their earlier redemption. The conversion feature can be terminated, under certain conditions, after three years.

     The Debentures make a quarterly payment in arrears of 62.5 cents per security on the last day of March, June, September and December of each year. AT&T has the right to defer such interest payments up to 20 consecutive quarters. As a consequence, quarterly dividend payments on the Quarterly Preferred Securities can be deferred by the AT&T Trust during any such interest-payment period. If AT&T defers any interest payments, AT&T may not, among other things, pay any dividends on AT&T common stock until all interest in arrears is paid to the AT&T Trust.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Dividends on the Quarterly Preferred Securities were $250, $250 and $135 for the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, respectively, and are reported within minority interest income (expense) in the accompanying combined statements of operations.

     On June 16, 1999, AT&T also issued to Microsoft 53 million warrants, each to purchase one share of AT&T common stock at a price of $57 per share at the end of three years (as adjusted for the July 2001 split-off of AT&T Wireless Services, Inc. from AT&T). Alternatively, the warrants are exercisable on a cashless basis. If the warrants are not exercised on the three-year anniversary of the closing date, the warrants expire.

     A discount on the Quarterly Preferred Securities equal to the value of the warrants of $306 was recognized at the issuance date and is being amortized over the 30-year life of the Quarterly Preferred Securities as a component of minority interest income (expense) in the accompanying combined statements of operations.

     In connection with the AT&T Comcast Merger (see note 1), AT&T Comcast will assume the Quarterly Preferred Securities. In conjunction with the AT&T Comcast Merger, Microsoft has agreed to convert the Quarterly Preferred Securities into 115 million shares of AT&T Comcast common stock.

(10) FINANCIAL INSTRUMENTS

  ADOPTION OF SFAS 133

     Effective January 1, 2001, AT&T Broadband Group adopted SFAS 133 and its corresponding amendments under SFAS No. 138. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The adoption of SFAS 133 on January 1, 2001, resulted in a pretax cumulative effect decrease to net loss of $371 ($229 net-of-tax).

     AT&T Broadband Group's cumulative effect decrease to net loss of $229 was attributable primarily to equity based derivative instruments related to indexed debt instruments and warrants held in both public and private companies. Included in the after tax cumulative effect benefit of $229 was a $185 benefit for the changes in valuations of both embedded and non-embedded net purchased options related to indexed debt instruments and $44 benefit for recording the fair value of warrants.

     Upon adoption, as permitted by SFAS 133, AT&T Broadband Group reclassified $9.3 billion of securities from "available-for-sale" to "trading". This reclassification resulted in the recognition, in the statement of operations, of losses previously recorded within accumulated other comprehensive income. A portion of the loss ($1,638 pretax; $1,005 net-of-tax) was recorded as part of the cumulative effect of adoption. This loss completely offset a gain for amounts also previously recorded within accumulated other comprehensive income on the indexed debt obligation that had been considered a hedge of Comcast, Microsoft and Vodafone "available-for-sale" securities. The reclassification of securities also resulted in a pretax charge of $1,154 ($708 net-of-tax) recorded in other (expense) income.

  FINANCIAL INSTRUMENTS

     In the normal course of business, AT&T Broadband Group uses various financial instruments, including derivative financial instruments, for purposes other than trading. AT&T Broadband Group does not use derivative financial instruments for speculative purposes. Financial instruments used by AT&T Broadband Group include guarantees of debt, letters of credit, option contracts, equity hedges, warrants and interest rate swap agreements. Collateral is generally not required for these types of instruments.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     By their nature, all such instruments involve risk, including the credit risk of nonperformance by counterparties. The maximum potential loss associated with such risk may exceed the amount recognized in the balance sheet. However, at December 31, 2001 and 2000, in management's opinion there was no significant risk of loss in the event of nonperformance of the counterparties to these financial instruments. AT&T Broadband Group controls its exposure to credit risk through credit approvals, credit limits and monitoring procedures. AT&T Broadband Group does not have any significant exposure to any individual customer or counterparty, or any major concentration of credit risk related to any financial instruments.

  GUARANTEES OF DEBT

     From time to time, ATTBLLC and MediaOne may guarantee the debt of their subsidiaries and certain unconsolidated joint ventures. ATTBLLC has taken certain steps to support debt compliance with respect to obligations aggregating $1,461 at December 31, 2001 and 2000 of certain cable television partnerships in which ATTBLLC has a non-controlling ownership interest and which have been attributed to AT&T Broadband Group. Although there can be no assurance, management believes that it will not be required to meet its obligations under such guarantees. Total notional amounts of guarantees for ATTBLLC and MediaOne were $1,463 and $1,486 at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, there were no quoted market prices for similar agreements.

  LETTERS OF CREDIT

     Letters of credit are purchased guarantees that ensure performance or payment to third parties in accordance with specified terms and conditions. Management has determined that letters of credit do not create additional risk to AT&T Broadband Group. Outstanding letters of credit at December 31, 2001 and 2000 were $288 and $263, respectively. The fair values of letters of credit, based on fees paid to obtain the obligations, were immaterial at December 31, 2001 and 2000.

  INTEREST RATE SWAP AGREEMENTS

     Interest rate swaps which are usually designated as either cash flow or fair value hedges, are entered into to manage exposure to changes in interest rates. AT&T enters into swap agreements to manage the fixed/floating mix of the debt portfolio in order to reduce aggregate risk to interest rate movements. Interest rate swaps also allow funds to be raised at floating rates and effectively swap them into fixed rates that are generally lower than those available if fixed-rate borrowings were made directly. These agreements involve the exchange of fixed-rate for floating-rate payments without the exchange of the underlying principal amount. These floating-rate payments are based on rates tied to the LIBOR.

     The following table indicates the type of swaps in use at December 31, 2001 and 2000, the notional amounts, and their weighted average interest rates. Their average variable rates are those in effect at the reporting date and may change significantly over the lives of the contracts.

                                                              2001   2000
                                                              ----   ----
Fixed rate to variable rate swaps
  Notional amount...........................................  $500   $500
  Average receive rate......................................  9.68%  9.68%
  Average pay rate..........................................  4.02%  8.92%

     At December 31, 2001 the fair value and carrying value of the swaps was a liability of $25. Such swaps were valued using current market quotes that were obtained from dealers.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  EQUITY COLLARS

     In 2000, AT&T Broadband Group entered into three series of option agreements (the "Microsoft Collars") with a single bank counterparty to hedge exposure to 21.9 million shares of Microsoft common stock. The Microsoft Collars, combined with the underlying shares, secure a floating-rate borrowing from the counterparty, the face value of which is equal to the product of (i) the underlying shares multiplied by (ii) the put price. (See note 7 for discussion of the debt.)

     The Microsoft Collars are a series of purchased and written options that hedge a portion of AT&T Broadband Group's holdings in Microsoft common stock. The Microsoft Collars are undesignated for accounting purposes in accordance with SFAS 133 and are carried in the balance sheet at fair value, with unrealized gains or losses being recorded in other (expense) income. These unrealized gains or losses are largely offset by the changes in the fair value of a certain number of shares of Microsoft common stock that are classified as "trading". The carrying value of the Microsoft Collars was $6 and $419 at December 31, 2001 and 2000, respectively. The fluctuation of the carrying value of the Microsoft Collars was primarily due to the change in the market prices of the underlying shares, which were $66.25 per share and $43.375 per share at December 31, 2001 and 2000, respectively, and the adoption of SFAS 133 which required the instruments to be valued at fair value rather than intrinsic value.

     The following is a summary of the Microsoft Collars outstanding at December 31, 2001:

MATURITY DATE                                               2003     2004      2005
--------------                                             ------   -------   -------
Put price per share......................................  $62.48   $ 62.48   $ 62.48
Call price per share.....................................  $86.26   $100.44   $118.36

     Since the Microsoft Collars and related debt are contracted with the same counterparty, the treatment is similar to a debt instrument with an embedded instrument and will be net settled as follows:

     At the expiration of the Microsoft Collars, AT&T Broadband Group will satisfy the debt and the net obligations of the Microsoft Collars under the floating-rate debt by delivering (i) a number of Microsoft shares equal to the underlying share amount multiplied by the exchange ratio, or (ii) its equivalent cash value. The exchange ratio will be calculated at expiration in the following manner:

          (a) If the fair market value of a share of Microsoft common stock is greater than the call price, the exchange ratio will be a fraction, the numerator of which is equal to the sum of (i) the put price, plus (ii) the excess of the fair market value of a share of Microsoft common stock over the call price, and the denominator of which is equal to the fair market value of a share of Microsoft common stock;

          (b) If the fair market value of a share of Microsoft common stock is less than or equal to the put price, the exchange ratio will be 1;

          (c) If the fair market value of a share of Microsoft common stock is less than or equal to the call price but greater than the put price, the exchange ratio will be a fraction, the numerator of which is equal to the put price, and the denominator of which is equal to the fair market value of a share of Microsoft common stock.

     Prior to the MediaOne Merger, two subsidiaries of MediaOne, MediaOne SPC IV and MediaOne SPC VI, each entered into a series of option agreements (the "Vodafone Collars") with a single bank counterparty to hedge their exposure to
47.2 million Vodafone ADRs. In conjunction with the Vodafone Collars, MediaOne SPC IV and MediaOne SPC VI also issued floating-rate debt in a series of private placements, the face value of which is equal to the product of (i) the underlying shares multiplied by (ii) the put price. Simultaneous with the execution of the Vodafone Collars, MediaOne SPC IV and MediaOne SPC VI each entered into floating-to-fixed interest rate swaps in which future fixed payments

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

were prepaid by each of MediaOne SPC IV and MediaOne SPC VI at inception. Therefore, the on-going interest payments on the floating-rate notes are paid by the counterparty with no recourse to AT&T Broadband Group. These prepaid interest rate swaps are designated as cash flow hedges in accordance with SFAS 133.

     The Vodafone Collars are a series of purchased and written options that hedge a portion of AT&T Broadband Group's holdings in Vodafone ADRs. The Vodafone Collars are undesignated for accounting purposes in accordance with SFAS 133 and are carried in the balance sheet at fair value, with unrealized gains or losses being recorded to other (expense) income. These unrealized gains or losses are largely offset by the changes in the fair value of a certain number of Vodafone ADRs that are classified as "trading" in accordance with SFAS
115. The carrying value of the Vodafone Collars was $462 and $(453) at December 31, 2001 and 2000 respectively. The fluctuation of the carrying value of the Vodafone Collars is primarily due to the change in the per share market price of the underlying ADRs, which was $25.68 per share and $35.81 per share at December 31, 2001 and 2000, respectively, and the adoption of SFAS 133, which required the instruments to be valued at fair value rather than intrinsic value.

     The following is a summary of the Vodafone Collars outstanding at December 31, 2001:

MATURITY DATE                                               2003     2004     2005
--------------                                              ------   ------   ------
MEDIAONE SPC IV VODAFONE COLLARS
Average put price per share................................  $34.06   $33.78   $33.53
Average call price per share...............................  $49.13   $48.85   $48.60
MEDIAONE SPC VI VODAFONE COLLARS
Average put price per share................................  $39.85   $39.86   $39.86
Average call price per share...............................  $57.72   $57.72   $57.73

     Since the Vodafone Collars and related debt are contracted with different counterparties, the instruments will be settled independently. MediaOne SPC IV and MediaOne SPC VI will satisfy its obligations to the floating-rate debt holders by delivering cash equal to the face value of the debt (see note 7). At the expiration of the Vodaphone Collars, MediaOne SPC IV and MediaOne SPC VI will cash settle its Vodaphone Collars with the counterparty. Cash settlement of the Vodafone Collars will be completed in the following manner:

          (a) If the fair market value of a Vodafone ADR is greater than the call price, MediaOne SPC IV or MediaOne SPC VI (as appropriate) will pay a sum of cash equal to the excess of the fair market value of a Vodafone ADR over the call price;

          (b) If the fair market value of a Vodafone ADR is less than the put price, the counterparty will pay to MediaOne SPC IV or MediaOne SPC VI (as appropriate) a sum of cash equal to the excess of the put price over the fair market price of a Vodafone ADR;

          (c) If the fair market value of a Vodafone ADR is less than or equal to the call price but greater than or equal to the put price, the Vodafone Collars will expire worthless and no cash payment will be made or received by MediaOne SPC IV or MediaOne SPC VI (as appropriate).

     The net value of (i) the sale of all Vodafone ADRs and (ii) the cash settlement of the Vodafone Collars will always be equal to or greater than the face value of the floating-rate notes. Any remaining cash will be retained by MediaOne SPC IV and MediaOne SPC VI and would become available to AT&T Broadband Group for general corporate purposes.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  EQUITY HEDGES

     Equity hedges are used to manage exposure to changes in equity prices associated with stock appreciation rights of previously affiliated companies and are undesignated in accordance with SFAS 133. The notional amount outstanding on these contracts at December 31, 2001 and 2000 was $340 and $370, respectively. These instruments are recorded at fair value based on market quotes and were liabilities of $71 and $87 at December 31, 2001 and 2000, respectively.

  WARRANTS

     AT&T Broadband Group may obtain warrants to purchase equity securities in other private and public companies as a result of certain transactions. Private warrants and public warrants that provide for net share settlement (i.e. allow for cashless exercise) are considered to be derivative instruments and recognized in the balance sheet at fair value in accordance with SFAS 133. Warrants are not eligible to be designated as hedging instruments because there is no underlying exposure. Instead, warrants are effectively investments in private and public companies. The fair value of warrants held by AT&T Broadband Group was $15 at December 31, 2001.

  DEBT AND PREFERRED SECURITIES

     The carrying value of debt maturing within one year approximates market value. The table below summarizes the carrying and fair values of long-term debt, excluding capital leases, and certain preferred securities. The market values of long-term debt were obtained based on quotes or rates available for debt with similar terms and maturities, and the market value of the preferred securities was based on market quotes. It is not practicable to estimate the fair market value of the Centaur Series A Shares, Series B Shares, Series C Shares and the Quarterly Preferred Securities that aggregated $5,874 and $5,855 at December 31, 2001 and 2000, respectively, as there are no current markets quotes available on these private placements.

                                                        2001                 2000
                                                 ------------------   ------------------
                                                 CARRYING    FAIR     CARRYING    FAIR
                                                  VALUE      VALUE     VALUE      VALUE
                                                 --------   -------   --------   -------
Debt, excluding capital leases.................  $19,079    $17,237   $22,182    $20,275
Pacific preferred stock........................  $ 2,100    $   948   $ 2,121    $   595

  DERIVATIVE IMPACTS

     For the year ended December 31, 2001, accumulated other comprehensive income, as a component of combined attributed net assets, net of taxes, included net unrealized losses of $224 relating to derivatives that are designated as cash flow hedges. This amount included net losses of $143 related to the ongoing fair value adjustments of equity based derivative instruments embedded in certain debt instruments and net losses of $81 related to certain swap transactions.

     For the year ended December 31, 2001, other (expense) income included net gains of $1,178, relating to ongoing fair value adjustments of undesignated derivatives. The fair value adjustments included net gains of $1,247 for derivatives instruments related to certain debt instruments and net losses of $69 for changes in the fair value of warrants. These gains were offset by net losses of $983 from the ongoing mark-to-market adjustments of the "trading" securities underlying the monetizations.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(11) PENSION, POSTRETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS

     As a result of the MediaOne Merger, AT&T sponsors a pension plan covering substantially all former MediaOne employees, and beginning in 2001, AT&T sponsors a pension plan covering substantially all AT&T Broadband Group employees. Pension benefits are principally based on pay and service. In addition, AT&T sponsors retiree benefit plans for certain former MediaOne employees.

     The following table shows the components of the net periodic benefit costs included in the accompanying combined statements of operations of AT&T Broadband
Group:

                                                               PENSION     POSTRETIREMENT
                                                              BENEFITS        BENEFITS
                                                             -----------   ---------------
                                                                  FOR THE YEAR ENDED
                                                                     DECEMBER 31,
                                                             -----------------------------
                                                             2001   2000    2001     2000
                                                             ----   ----   ------   ------
Service cost-benefits earned during the period.............  $ 31    $9      $1       $1
Interest cost on benefit obligations.......................    13     8       2        1
Credit for expected return on plan assets..................   (13)   (9)     (1)      --
Amortization of gains......................................     1    --      --       --
Net curtailment gains......................................    (1)   --      (1)      --
                                                             ----    --      --       --
Net periodic benefit cost..................................  $ 31    $8      $1       $2
                                                             ====    ==      ==       ==

     The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets, and a statement of the funded status:

                                                             PENSION     POSTRETIREMENT
                                                            BENEFITS        BENEFITS
                                                           -----------   ---------------
                                                           2001   2000    2001     2000
                                                           ----   ----   ------   ------
CHANGE IN BENEFIT OBLIGATIONS:
Benefit obligation, beginning of year....................  $165   $ --    $ 35     $ --
Acquisition of MediaOne..................................    --    204      --       38
Service cost.............................................    31      9       1        1
Interest cost............................................    13      8       2        1
Plan amendments..........................................    --     (5)     --       --
Actuarial losses (gains).................................    --     17       3       (5)
Benefit payments.........................................   (46)   (68)     (1)      --
Curtailments.............................................    (6)     0      (1)      --
                                                           ----   ----    ----     ----
Benefit obligation, end of year..........................  $157   $165    $ 39     $ 35
                                                           ====   ====    ====     ====
CHANGE IN FAIR VALUE OF PLAN ASSETS:
Fair value of plan assets, beginning of year.............  $148   $ --    $  5     $ --
Acquisition of MediaOne..................................     0    205      --        5
Actual return on plan assets.............................   (12)   (12)     --       --
Employer contributions...................................     8     23      --       --
Benefit payments.........................................   (46)   (68)     (1)      --
                                                           ----   ----    ----     ----
Fair value of plan assets, end of year...................  $ 98   $148    $  4     $  5
                                                           ====   ====    ====     ====

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                             PENSION     POSTRETIREMENT
                                                            BENEFITS        BENEFITS
                                                           -----------   ---------------
                                                                  AT DECEMBER 31,
                                                           -----------------------------
                                                           2001   2000    2001     2000
                                                           ----   ----   ------   ------
Unfunded benefit obligation..............................  $(59)  $(17)   $(35)    $(30)
Unrecognized net loss (gain).............................    56     38      (1)      (5)
Unrecognized prior service cost..........................    (4)    (5)     --       --
                                                           ----   ----    ----     ----
Net amount recorded......................................  $ (7)  $ 16    $(36)    $(35)
                                                           ====   ====    ====     ====

     The following table provides the amounts recorded in AT&T Broadband Group's combined balance sheet:

                                                             PENSION     POSTRETIREMENT
                                                            BENEFITS        BENEFITS
                                                           -----------   ---------------
                                                                  AT DECEMBER 31,
                                                           -----------------------------
                                                           2001   2000    2001     2000
                                                           ----   ----   ------   ------
Prepaid pension cost.....................................  $  8   $ 36    $ --     $ --
Benefit related liabilities..............................   (53)   (21)    (36)     (35)
Accumulated other comprehensive income...................    38      1      --       --
                                                           ----   ----    ----     ----
Net amount recorded......................................  $ (7)  $ 16    $(36)    $(35)
                                                           ====   ====    ====     ====

     The nonqualified pension plan had an unfunded accumulated benefit obligation of $19 at December 31, 2001.

     The assumptions in the following table were used in the measurement of the pension and postretirement benefit obligations and the net periodic benefit costs as applicable.

                                                              2001   2000
                                                              ----   ----
Weighted-average assumptions at December 31:
  Discount rate.............................................  7.25%  7.50%
  Expected return on plan assets............................  9.50%  9.50%
  Rate of compensation increase.............................  4.00%  4.00%

     A 9.5% rate of increase in the per capita cost of covered health-care benefits (the health-care cost trend rate) was assumed. This rate was assumed to gradually decline after 2001 to 5% by the year 2011 and then remain level. Assumed health-care cost trend rates have a significant effect on the amounts reported for the health-care plans. A one percentage point increase or decrease in the assumed health-care cost trend rate would increase or decrease the health-care component of the accumulated postretirement benefit obligation by $4 and $4, respectively. A one percentage point increase or decrease in the assumed health-care cost trend rate would not have a material impact on the service and interest-cost components of net periodic postretirement health-care benefit costs.

     AT&T also sponsors savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pretax and/or after-tax income in accordance with specified guidelines. Employee contributions are matched up to certain limits. AT&T Broadband Group contributions amounted to $54, $70 and $38 for the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(12) STOCK-BASED COMPENSATION PLANS

     Under AT&T's 1997 Long-term Incentive Program (the "Program"), AT&T grants stock options, performance shares, restricted stock and other awards on AT&T common stock as well as stock options or AT&T Wireless Group tracking stock prior to the split-off of AT&T Wireless Group. The exercise price of any stock option is equal to the stock price when the option is granted. Generally, the options vest over two to three years and are exercisable up to 10 years from the date of grant.

     Under the Program, performance share units are awarded to key employees in the form of either common stock or cash at the end of a three-year period, based on AT&T's total shareholder return and/or certain financial-performance targets.

     On July 9, 2001, AT&T completed the split-off of AT&T Wireless Group as a separate, independently-traded company. The AT&T Wireless common stock held by AT&T was distributed to AT&T common shareowners on a basis of 0.3218 of a share of AT&T Wireless for each AT&T share outstanding. All outstanding AT&T common stock options granted prior to January 1, 2001 were treated in a similar manner. AT&T modified the terms and conditions of all outstanding stock option grants to allow the AT&T Wireless Group common stock options held by AT&T employees to immediately vest and become exercisable for their remaining contractual term.

     Under the AT&T 1996 Employee Stock Purchase Plan (the "Plan"), which was effective July 1, 1996, and amended on May 23, 2001, AT&T is authorized to sell up to 105 million shares of AT&T common stock to its eligible employees through June 30, 2006. Under the terms of the Plan, employees may have up to 10% of their earnings withheld to purchase AT&T's common stock. The purchase price of the stock on the date of exercise is 85% of the average high and low sale prices of shares on the New York Stock Exchange for that day. Under the Plan, AT&T sold approximately 705 thousand, 506 thousand and 102 thousand shares to AT&T Broadband Group employees in 2001, 2000 and 1999, respectively.

     AT&T Broadband Group applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for stock-based compensation plans other than for performance-based and restricted stock awards and stock appreciation rights ("SARs"). Stock based-compensation (expense) income for AT&T Broadband Group was $(4), $268 and $(366) for the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, respectively. These amounts included (expense) income of $(3), $269 and $(382) for the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, respectively, related to grants of SARs of affiliated companies held by certain employees subsequent to the TCI Merger. AT&T entered into an equity hedge in 1999 to offset potential future compensation costs associated with such SARs. (Expense) income related to this hedge was $(16), $(324) and $227 for the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, respectively.

     At December 31, 2001, there were 4.5 million AT&T stock options with 2.2 million tandem SARs outstanding that were originally assumed in connection with the MediaOne Merger. All of the SARs were exercisable at a price of $19.33. There were no SARs exercised during 2001 or 2000.

     AT&T Broadband Group has adopted the disclosure-only provisions of SFAS
123. If AT&T Broadband Group had elected to recognize compensation costs based on the fair value at the date of grant for AT&T awards granted to AT&T Broadband Group employees, consistent with the provisions of

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

SFAS 123, AT&T Broadband Group's net loss would have been adjusted to reflect additional compensation expense resulting in the following pro forma amounts:

                                                           YEAR ENDED       TEN MONTHS
                                                          DECEMBER 31,        ENDED
                                                         ---------------   DECEMBER 31,
                                                          2001     2000        1999
                                                         ------   ------   ------------
Net loss...............................................  $4,011   $5,390      $2,203

     The pro forma effect on net loss for 2001 includes $10 due to the conversion of AT&T common stock options in connection with the split-off of AT&T Wireless Group, and also includes $12 due to the accelerated vesting of AT&T Wireless Group stock options held by AT&T Broadband Group employees after the split-off.

     AT&T granted approximately 13.8 million, 13.4 million and 1.0 million stock options to AT&T Broadband Group employees during 2001, 2000 and 1999, respectively. At the date of grant, the weighted average exercise prices for AT&T stock options granted to AT&T Broadband Group employees during 2001, 2000 and 1999 were $22.46, $34.17 and $56.56, respectively. The weighted-average fair values at date of grant for AT&T stock options granted to AT&T Broadband Group employees during 2001, 2000 and 1999 were $7.13, $10.28 and $17.45, respectively, and were estimated using the Black-Scholes option-pricing model. The weighted-average risk-free interest rates applied for 2001, 2000 and 1999 were 4.71%, 6.24% and 5.26%, respectively. The following weighted-average assumptions were applied for 2001, 2000 and 1999, respectively: (i) expected dividend yields of 0.85%, 1.7% and 1.7% (ii) expected volatility rates of 36.5%, 33.9% and 28.6%, and (iii) expected lives of 3.8, 3.7 years and 5.7 years.

     In January 2002, AT&T modified its outstanding stock option agreements for AT&T stock options and other equity awards held by current AT&T Broadband employees to provide that upon the change in control of AT&T Broadband their stock options and other equity awards granted prior to January 1, 2002 will be immediately vested and exercisable through their remaining contractual terms. The potential compensation cost associated with this modification for current AT&T Broadband employees has been measured as of the modification date is approximately $50 pre-tax. The actual charge will be finalized and recorded by AT&T Broadband at the time of the change in control in connection with the anticipated merger with Comcast.

(13) INCOME TAXES

     AT&T Broadband Group is not a separate taxable entity for federal and state income tax purposes and its results of operations are included in the consolidated federal and state income tax returns of AT&T and its affiliates, as described in note 1.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the provision (benefit) for income taxes are as follows:

                                                      YEAR ENDED
                                                     DECEMBER 31,      TEN MONTHS ENDED
                                                   -----------------     DECEMBER 31,
                                                    2001      2000           1999
                                                   -------   -------   -----------------
Federal:
  Current........................................  $  (245)  $  (786)        $(469)
  Deferred ......................................   (3,104)     (215)           64
                                                   -------   -------         -----
                                                    (3,349)   (1,001)         (405)
                                                   -------   -------         -----
State and local:
  Current........................................      (34)     (136)           22
  Deferred ......................................     (477)      (47)          (82)
                                                   -------   -------         -----
                                                      (511)     (183)          (60)
                                                   -------   -------         -----
Foreign:
  Current........................................        3         1            --
                                                   -------   -------         -----
Benefit for income taxes.........................  $(3,857)  $(1,183)        $(465)
                                                   =======   =======         =====

     AT&T Broadband Group also recorded current and deferred income tax benefits related to minority interest and net equity losses on other equity investments in the amounts of $100 and $37 for the years ended December 31, 2001, $100 and $370 for the years ended December 31, 2000 and $54 and $438 for the ten months ended December 31, 1999, respectively.

     The following table shows the principal reasons for the difference between the effective income tax rate and the United States federal statutory income tax rate:

                                                       YEAR ENDED
                                                      DECEMBER 31,     TEN MONTHS ENDED
                                                    ----------------     DECEMBER 31,
                                                     2001     2000           1999
                                                    ------   -------   ----------------
U.S. federal statutory income tax rate............      35%       35%          35%
Federal income tax benefit at statutory rate......  $3,077   $ 3,507        $ 642
Operating losses and charges relating to
  Excite@Home.....................................    (649)   (2,758)          --
Investment dispositions, acquisitions and legal
  entity restructuring............................     238       374           --
Deconsolidation of and put obligation settlement
  related to Excite@Home..........................   1,045        --           --
In-process research and development write-off.....      --        --         (208)
State and local income taxes, net of federal
  income tax benefit..............................     333       119           39
Amortization of intangibles.......................    (177)      (81)         (12)
Foreign rate differential.........................      (3)       --           --
Taxes on repatriated and accumulated foreign
  income, net of tax credits......................       3        --           --
Other.............................................     (10)       22            4
                                                    ------   -------        -----
Benefit for income taxes..........................  $3,857   $ 1,183          465
                                                    ======   =======        =====
Effective tax rate................................    43.9%     11.8%        25.3%
                                                    ======   =======        =====

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income tax liabilities are taxes AT&T Broadband Group expects to pay in future periods. Similarly, deferred income tax assets are recorded for expected reductions in taxes payable in future periods. Deferred income taxes arise because of differences in the book and tax bases of certain assets and liabilities. Deferred income tax liabilities and assets consist of the following:

                                                                 DECEMBER 31,
                                                              -----------------
                                                                2001      2000
                                                              -------   -------
LONG-TERM DEFERRED INCOME TAX LIABILITIES:
Property, plant and equipment...............................  $ 1,335   $ 1,319
Investments.................................................    8,130     9,148
Franchises..................................................   16,939    18,571
Other.......................................................    1,519     2,087
                                                              -------   -------
Total long-term deferred income tax liabilities.............   27,923    31,125
                                                              -------   -------
LONG-TERM DEFERRED INCOME TAX ASSETS:
Business restructuring......................................       13         3
Net operating loss/credit carryforwards.....................       80       509
Employee pensions and other benefits, net...................      330       520
Reserves and allowances.....................................       12        65
Valuation allowances........................................      (23)     (726)
Other.......................................................    1,701     2,204
                                                              -------   -------
Total long-term deferred income tax assets..................    2,113     2,575
                                                              -------   -------
Net long-term deferred income tax liabilities...............   25,810    28,550
                                                              -------   -------
CURRENT DEFERRED INCOME TAX LIABILITIES:
Investments.................................................       11       670
Other.......................................................        1         6
                                                              -------   -------
Total current deferred income tax liabilities...............       12       676
                                                              -------   -------
CURRENT DEFERRED INCOME TAX ASSETS:
Employee pensions and other benefits........................        4        22
Reserves and allowances.....................................       10        10
Valuation allowances........................................       --       (39)
Other.......................................................       36       197
                                                              -------   -------
Total current deferred income tax assets....................       50       190
                                                              -------   -------
Net current deferred income tax (liabilities) assets........       38      (486)
                                                              -------   -------
Total deferred income tax liabilities.......................  $25,772   $29,036
                                                              =======   =======

     The valuation allowance for deferred tax assets as of December 31, 2001 and 2000 was $23 and $765, respectively. The realization of AT&T Broadband Group's deferred tax assets is not dependent upon the consolidated tax group of AT&T. On a stand alone basis, AT&T Broadband Group has sufficient reversing taxable temporary differences to warrant recognition of its deferred tax assets without the need for any additional valuation allowance.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     At December 31, 2001, AT&T Broadband Group had federal net operating loss carryforwards of $4, expiring through 2013 and state net operating loss carryforwards of $60, expiring through 2016. AT&T Broadband Group also has federal tax credit carryforwards of $16 expiring through 2004. In connection with the TCI Merger, certain federal and state net operating loss carryforwards were subject to a valuation allowance of $23 at December 31, 2001. If, in the future, the realization of these acquired deferred tax assets becomes more likely than not, any reduction of the associated valuation allowance will be allocated to reduce franchise costs and other purchased intangibles.

     On September 30, 2001, the assets and liabilities of Excite@Home were deconsolidated from AT&T Broadband Group's consolidated balance sheet. Accordingly, AT&T Broadband Group's deferred income tax assets and liabilities at December 31, 2001, presented above, exclude any amounts related to Excite@Home.

(14) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Management of AT&T Broadband Group believes that they have complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received.

     In the normal course of business AT&T Broadband Group is subject to proceedings, lawsuits and other claims, including proceedings under laws and regulations related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. Consequently, AT&T Broadband Group is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2001. These matters could affect the operating results of any one quarter when resolved in future periods. However, management believes after final disposition, any monetary liability or financial impact to AT&T Broadband Group beyond that provided for at year-end would not be material to AT&T Broadband Group's annual combined financial statements.

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     AT&T Broadband Group leases land, buildings and equipment through contracts that expire in various years through 2050. Rental expense under operating leases was $144, $122 and $68 for the years ended December 31, 2001 and 2000, and the ten months ended December 31, 1999, respectively. The following table shows the future minimum lease payments due under noncancelable operating and capital leases at December 31, 2001:

                                                              OPERATING   CAPITAL
                                                               LEASES     LEASES
                                                              ---------   -------
2002........................................................    $135       $ 58
2003........................................................     129         56
2004........................................................     117         52
2005........................................................      95         51
2006........................................................      77         36
Later years.................................................     270         36
                                                                ----       ----
Total minimum lease payments................................    $823        289
                                                                ====       ====
Less amount representing interest...........................                 42
                                                                           ----
Present value of net minimum lease payments.................               $247
                                                                           ====

     In addition, under certain real estate operating leases, AT&T Broadband Group could be required to make payments to the lessor up to $155 at the end of the lease term (lease terms range from 2002 through 2006). The actual amount paid, if any, would be reduced by amounts received by the lessor upon remarketing the property.

     In July 1997, ATTBLLC's predecessor, TCI, and ATTBLLC's subsidiary, Satellite Services, Inc., entered into a 25 year affiliation term sheet with Starz Encore Group (formerly Encore Media Group) pursuant to which AT&T Broadband Group may be obligated to make fixed monthly payments in exchange for unlimited access to Encore and Starz! programming. Starz Encore Group is a subsidiary of LMG, a former subsidiary of AT&T. The commitment, which is based on a fixed number of subscribers, increases annually from $306 in 2002 to $315 in 2003, and will increase annually through 2022 with inflation, subject to certain adjustments, including increases in the number of subscribers. The affiliation term sheet further provides that to the extent Starz Encore Group's programming costs increase above certain levels, AT&T Broadband Group's payments under the term sheet will be increased in proportion to the excess. Excess programming costs that may be payable by AT&T Broadband Group in future years are not presently estimable, and could be significant. By letter dated May 29, 2001, AT&T Broadband Group disputed the enforceability of the excess programming pass through provisions of the term sheet and questioned the validity of the term sheet as a whole. AT&T Broadband Group also has raised certain issues concerning the uncertainty of the provisions of the term sheet and the contractual interpretation and application of certain of its provisions to, among other things, the acquisition and disposition of cable systems. In July 2001, Starz Encore Group filed suit seeking payment of the 2001 excess programming costs and a declaration that the term sheet is a binding and enforceable contract. In October 2001, AT&T Broadband Group and Starz Encore Group agreed to stay the litigation until August 31, 2002 to allow the parties time to continue negotiations toward a potential business resolution of this dispute. The Court granted the stay on October 30, 2001. The terms of the stay order allow either party to petition the Court to lift the stay after April 30, 2002 and to proceed with the litigation.

     At December 31, 2001, an entity attributed to AT&T Broadband Group has an agreement with Motorola, Inc. to purchase a minimum of 1.6 million digital set-top devices at an average price of $234

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

per unit in 2002. During 2001, AT&T Broadband Group satisfied its obligation under a previous agreement with Motorola, Inc. to purchase set-top devices.

     AT&T Broadband Group is party to an agreement under which it purchases certain billing services from CSG Systems, Inc. ("CSG"). Unless terminated by either party pursuant to terms of the agreement, the agreement expires on December 31, 2012. The agreement calls for monthly payments which are subject to adjustments and conditions pursuant to the terms of the underlying agreements. The annual commitment under the agreement is $130 for 2002 and will increase annually with inflation.

(15) RELATED PARTY TRANSACTIONS

     As discussed in Note 1, AT&T provides necessary working capital requirements through intercompany debt and capital contributions to AT&T Broadband Group. These amounts are reflected in the accompanying combined balance sheets as short-term debt due to AT&T or a component of attributed net assets. Short-term debt due to AT&T and interest was assumed based upon the methodology outlined in Note 1. Intercompany debt was $3,959 and $5,830 at December 31, 2001 and 2000, respectively. Intercompany interest expense was $320, $323 and $91 for the years ended December 31, 2001 and 2000 and for the ten months ended December 31, 1999, respectively.

     AT&T Consumer Services Group provides AT&T Broadband Group with sales support and customer care services at cost based prices. For the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, such amounts totaled $190, $89 and $121, respectively, and are included in selling, general and administrative expenses in the accompanying combined statements of operations.

     In addition, AT&T Business Services Group provides AT&T Broadband Group with wireline communication and other services. For the years ended December 31, 2001 and 2000 and the ten months ended December 31, 1999, charges for such services totaled $232, $104 and $31, respectively, and are included in costs of services in the accompanying combined statements of operations.

     Included in current liabilities at December 31, 2001 and 2000, was $2 and $98, respectively, related to amounts due AT&T Consumer Services Group and AT&T Business Services Group for the above described services.

     AT&T allocates general corporate overhead expenses, including finance, legal, marketing, use of the AT&T brand, planning and strategy and human resources to AT&T Broadband Group, as well as costs for AT&T employees who directly support the activities of the AT&T Broadband Group. Charges for such services amounted to $146, $159 and $120 for the years ended December 31, 2001 and 2000 and for the ten months ended December 31, 1999, respectively. These amounts are included in selling, general and administrative expenses in the accompanying combined statements of operations and were determined based on methodology described in note 1.

     AT&T Broadband Group transferred $628 of marketable securities and equity investments and $180 of related deferred tax liabilities to AT&T through combined attributed net assets during the first quarter of 2001. No gain or loss was recorded on this transaction.

     In addition, AT&T Broadband Group had various related party transactions with LMG. Included in cost of services were programming expenses related to services from LMG. These expenses amounted to $199, $239 and $184 for the seven months ended July 31, 2001, the deemed effective date of the LMG spin-off from AT&T for accounting purposes, the year ended December 31, 2000 and the ten months ended December 31, 1999, respectively.

     On October 2, 2000, AT&T Broadband Group, through MediaOne, completed the sale of several equity interests in international ventures acquired as a result of the MediaOne Merger to the AT&T

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Wireless Group. Such interests were sold for approximately $1 billion, which was based upon a third party valuation. AT&T Broadband Group received 120,335,081 of AT&T common shares for sale of such equity interests. The AT&T Common stock received in such transaction has been included in combined attributed net assets. In connection with such sale, $196 of related deferred tax liabilities were transferred to AT&T Wireless Group. No gain or loss was recognized on the sale of such equity interests.

(16) NEW ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations ("SFAS 141")," which supersedes Accounting Principles Board ("APB") Opinion No. 16. SFAS 141 requires all business combinations initiated after June 30, 2001 be accounted for under the purchase method. In addition, SFAS 141 establishes criteria for the recognition of intangible assets separately from goodwill. These requirements are effective for fiscal years beginning after December 15, 2001, which for AT&T Broadband Group means January 1, 2002. The adoption of SFAS 141 will not have a material effect on AT&T Broadband Group's results of operations, financial position or cash flow.

     Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets ("SFAS 142")," which supercedes APB Opinion No. 17. Under SFAS 142 goodwill and indefinite lived intangible assets will no longer be amortized, but rather will be tested for impairment upon adoption and at least annually thereafter. In addition, the amortization period of intangible assets with finite lives will no longer be limited to 40 years. SFAS 142 is effective for fiscal years beginning after December 15, 2001, which for AT&T Broadband Group means the standard will be adopted on January 1, 2002. In connection with the adoption of this standard, AT&T Broadband Group's unamortized goodwill balance and excess basis related to goodwill of equity method investments will no longer be amortized, but will continue to be tested for impairment. In addition, AT&T Broadband Group has determined that franchise costs are indefinite lived assets and therefore, as of January 1, 2002 will no longer be subject to amortization, but will continue to be tested for impairment. The adoption of SFAS 142 will have a significant impact on future operating results due to the cessation of goodwill and franchise cost amortization. The goodwill balance as of December 31, 2001 was $19.3 billion with related amortization expense for the year ended December 31, 2001, of $659. The excess basis related to AT&T Broadband Group's equity method investments as of December 31, 2001 was $3.0 billion with related amortization of $148. AT&T Broadband Group performed an impairment test on the goodwill balance as of January 1, 2002. In accordance with SFAS 142, the impairment test was performed by comparing the fair value of the reporting unit to its carrying value. As of January 1, 2002, the fair value of the reporting unit exceeded its carrying value, and therefore no impairment loss will be recognized upon adoption. The franchise cost balance as of December 31, 2001 was $42.8 billion with related amortization expense for the year ended December 31, 2001 of $1,224. In accordance with SFAS 142, franchise costs were tested for impairment as of January 1, 2002, by comparing the fair values to the carrying values (at a market level). As a result of such tests, an impairment loss of $856, net of taxes of $530, will be recognized as a change in accounting principle in the first quarter of 2002.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations ("SFAS 143")." This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002, which for AT&T Broadband Group means

                              AT&T BROADBAND GROUP
                     (AN INTEGRATED BUSINESS OF AT&T CORP.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the standard will be adopted on January 1, 2003. AT&T Broadband Group does not expect that the adoption of this statement will have a material impact on AT&T Broadband Group's results of operations, financial position or cash flows.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144")," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121")." SFAS 144 applies to all long-lived assets, including discontinued operations, and consequently amends APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Based on SFAS 121, SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (i) can be distinguished from the rest of the entity and (ii) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 also amends Accounting Research Bulletin ("ARB") No. 51, "Consolidating Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS 144 is effective for AT&T Broadband Group as of January 1, 2002. The adoption of SFAS 144 will not have a material impact on AT&T Broadband Group's results of operations, financial position or cash flows.

(17) AT&T COMCAST MERGER.

         On November 18, 2002, in accordance with the Merger Agreement, as amended, the AT&T Comcast transaction was consummated. On such date, among other things, (i) AT&T transferred to AT&T Broadband Corp. substantially all the assets, liabilities and businesses represented by AT&T Broadband Group, (ii) AT&T spun off AT&T Broadband Corp. to its shareholders and (iii) Comcast Holdings, Inc. (formerly known as Comcast Corporation) ("Comcast Holdings") and AT&T Broadband Corp. each merged with a different, wholly-owned subsidiary of Comcast Corporation (formerly known as AT&T Comcast Corporation) ("Comcast").

         AT&T assigned and transferred to AT&T Broadband Corp. all of AT&T's and its subsidiaries' right, title and interest in all of the assets of AT&T's broadband business which were not already held by AT&T Broadband Corp. or an AT&T Broadband Corp. subsidiary. The assets comprising AT&T's broadband business were generally determined in the following manner:

o assets reflected in the AT&T Broadband Group balance sheet dated as of December 31, 2000 are assets of AT&T's broadband business, except as described below;

o assets reflected in the AT&T Communications balance sheet dated as of December 31, 2000 are assets of AT&T's communications business, except as described below;

o assets acquired after December 31, 2000 by AT&T or any of its subsidiaries utilizing assets of AT&T's broadband business are assets of AT&T's broadband business, except as described below;

o assets acquired after December 31, 2000 by AT&T or any of its subsidiaries utilizing assets of AT&T's communications business are assets of AT&T's communications business, except as described below;

o certain assets are specifically assigned to AT&T's broadband business regardless of whether or not they are reflected in the AT&T Broadband Group balance sheet dated as of December 31, 2000;

o certain assets are specifically assigned to AT&T's communications business regardless of whether or not they are reflected in the AT&T Communications balance sheet dated as of December 31, 2000; and

o assets that are not reflected in the AT&T Broadband Group balance sheet or the AT&T Communications balance sheet, in each case dated as of December 31, 2000, or specifically assigned to AT&T's broadband business or AT&T's communications business are assigned to the business to which they primarily relate.

         At the same time as the assignment, AT&T Broadband Corp. assumed all of the liabilities of AT&T's broadband business that were not already liabilities of AT&T Broadband Corp. or an AT&T Broadband Corp. subsidiary. The liabilities of AT&T's broadband business were generally determined in the following manner:

o liabilities reflected in the AT&T Broadband Group balance sheet dated as of December 31, 2000 are liabilities of AT&T's broadband business, except as described below;

o liabilities reflected in the AT&T Communications balance sheet dated as of December 31, 2000 are liabilities of AT&T's communications business, except as described below;

o liabilities incurred after December 31, 2000 by entities transferred as part of AT&T's broadband business are liabilities of AT&T's broadband business, except as described below;

o        liabilities   incurred   after   December  31,  2000  by  entities  not
         transferred as part of AT&T's broadband business are liabilities of AT&T's communications business, except as described below;

o certain liabilities are specifically assigned to AT&T's broadband business regardless of whether or not they are reflected in the AT&T Broadband Group balance sheet dated as of December 31, 2000;

o certain liabilities are specifically assigned to AT&T's communications business regardless of whether or not they are reflected in the AT&T Communications balance sheet dated as of December 31, 2000;

o certain liabilities such as liabilities arising out of the AT&T Comcast transaction or involving At Home or AT&T Wireless (to the extent AT&T is not indemnified by AT&T Wireless for such liabilities) are divided evenly between AT&T's broadband business and AT&T's communications business regardless of whether or not they are reflected in the AT&T Broadband Group balance sheet or the AT&T Communications balance sheet, in each case dated as of December 31, 2000; and

o liabilities that are not reflected in the AT&T Broadband Group balance sheet or the AT&T Communications balance sheet, in each case dated as of December 31, 2000, or specifically assigned to AT&T's broadband business or AT&T's communications business are assigned to the business to which they primarily relate.

     On November 19, 2002, the name of AT&T Broadband Corp. was changed to Comcast Cable Communications Holdings, Inc.

                              AT&T BROADBAND GROUP
                        (AN INTEGRATED BUSINESS OF AT&T)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     Currently, AT&T Broadband Group is an integrated business of AT&T Corp. and not a stand-alone entity. AT&T Broadband Group consists primarily of the assets, liabilities and business of AT&T Broadband, LLC (formerly TCI), acquired by AT&T on March 9, 1999 in the TCI merger and MediaOne Group, Inc. ("MediaOne") acquired by AT&T on June 15, 2000 in the MediaOne acquisition. AT&T Broadband Group is one of the nation's largest broadband communications providers, providing cable television, high-speed cable Internet and broadband telephone services. AT&T intends to assign and transfer substantially all of the assets, liabilities and business of AT&T Broadband Group to AT&T Broadband Corp., a newly formed holding company for AT&T's broadband business, which will be subsequently merged with Comcast as discussed below.

     Comcast and AT&T have agreed to a combination of Comcast and AT&T Broadband Corp. (the "AT&T Comcast Transaction"). The AT&T Comcast Transaction is pursuant to, and subject to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of December 19, 2001. The AT&T Comcast Transaction will occur in several steps, which are expected to occur on the closing date of the AT&T Comcast Transaction. First, AT&T will assign and transfer to AT&T Broadband Corp., substantially all of the assets and liabilities of AT&T's broadband business. Following the transfer, AT&T will spin off AT&T Broadband Corp. to AT&T shareholders by distributing one share of AT&T Broadband Corp. common stock for each share of AT&T common stock, NYSE symbol "T," as of the close of business on the record date for the AT&T Broadband spin-off. Immediately following the AT&T Broadband spin-off, AT&T Broadband Corp. will merge with AT&T Broadband Acquisition Corp., a newly formed, wholly owned shell subsidiary of AT&T Comcast, with AT&T Broadband Corp. continuing as the surviving corporation. At approximately the same time, Comcast will merge with Comcast Acquisition Corp., a newly formed, wholly owned shell subsidiary of AT&T Comcast, with Comcast continuing as the surviving entity. As a result of these mergers, AT&T Comcast will become the parent company of both AT&T Broadband Corp. and Comcast.

     AT&T Comcast will issue shares of AT&T Comcast common stock to the AT&T shareholders who received shares of AT&T Broadband Corp. common stock in the AT&T Broadband spin-off. As of the date of execution of the merger agreement, it was estimated that each holder of AT&T Broadband Corp. common stock would have received approximately 0.34 of a share of AT&T Comcast common stock for each of such holder's shares of AT&T Broadband Corp. common stock. Assuming Comcast retains its AT&T shares and converts them into exchangeable preferred stock of AT&T as contemplated by the merger agreement, the exchange ratio would be approximately 0.35. The exchange ratio is dependent on a number of factors that may change between the date of execution of the merger agreement and the date of completion of the AT&T Comcast Transaction, including the number of outstanding shares of AT&T common stock, the value of options and stock appreciation rights and the price of Comcast Class A common stock.

     AT&T will pay Comcast a termination fee in the amount of $1.5 billion in cash if the merger agreement is terminated because (i) the AT&T Board withdraws or modifies, in a manner adverse to Comcast, its recommendation of the AT&T Comcast Transaction, (ii) AT&T willfully and materially breaches certain terms of the merger agreement and (iii) if the AT&T shareholders fail to approve the AT&T Comcast Transaction because a competing acquisition proposal made by a third party is pending at the time of the AT&T shareholder meeting and within one year of the AT&T meeting, AT&T enters into an agreement relating to an alternative material transaction. Comcast will pay to AT&T $1.5 billion termination fee in cash if the merger agreement is terminated because the Comcast shareholders fail to approve the AT&T Comcast Transaction.

     Consummation of the AT&T Comcast Transaction is subject to the satisfaction or waiver of several conditions, including but not limited to, approval by the shareholders of AT&T and Comcast and receipt of all necessary governmental consents and approvals. As a result, there can be no assurance that the AT&T Comcast Transaction will be consummated, or if the AT&T Comcast Transaction is consummated, as to the date of such consummation.

     AT&T Broadband Group's revenue is derived primarily from the provision of analog and digital video services, high-speed cable Internet services and broadband telephone services. AT&T Broadband Group also charges customers for installation of equipment into their homes. Additionally, AT&T Broadband Group derives revenue from the sale of advertising time via ad avails on certain cable networks. AT&T Broadband Group sells its services on an individual basis as well as through packages or on a bundled basis. AT&T Broadband Group expects revenue will continue to increase in the future as a result of increases in the number of customers for its various services as well as rate increases. AT&T Broadband Group anticipates that the mix of its customers will change over time as the number of customers receiving advanced services increases. Accordingly, AT&T Broadband Group expects revenue from advanced services to increase as a percentage of total revenue over time.

     AT&T Broadband Group's operating expenses consist of service costs and selling, general and administrative expenses attributable to the management of its customer base. Service costs include fees paid to programming suppliers, expenses related to copyright fees, wages and salaries of technical personnel, franchise fees, plant operating costs, high-speed data network transport and Internet service costs, access and interconnection costs and local and long-distance wholesale costs. Programming fees have historically increased at rates in excess of inflation. AT&T Broadband Group expects video programming costs will continue to increase. Competitive factors may limit AT&T Broadband Group's ability to recover increases in programming costs through rate increases to video customers. Selling, general and administrative expenses directly attributable to AT&T Broadband Group's cable television systems include wages and salaries for customer service and administrative personnel, and expenses related to billing, marketing, advertising sales and office administration.

     AT&T Broadband Group (including its predecessor entities, TCI and MediaOne) has had a history of net losses and expects to continue to report net losses for the next few years. AT&T Broadband Group reported net losses of $3.9 billion, $5.4 billion and $2.2 billion for the years ended December 31, 2001 and 2000, and the ten month period ended December 31, 1999, respectively. The ability of AT&T Broadband Group to report net income in the future is largely dependent upon AT&T Broadband Group's ability to increase future revenue and operating margins. AT&T Broadband Group plans to grow revenue by offering advanced services to more customers. In addition, AT&T Broadband Group plans to increase operating margins through cost cutting efforts and operating efficiencies. AT&T Broadband Group's strategy and business plan requires substantial capital spending in the next few years to upgrade its broadband systems to expand bandwidth capacity and add two-way capability so that it may offer advanced services to more customers. The failure to obtain necessary capital would have a material adverse effect on AT&T Broadband Group's strategy and business plan for future growth.

     AT&T Broadband Group's operations have been dependent on cash infusions from AT&T in order for AT&T Broadband Group to operate and execute on its business and growth strategies. If, for any reason, AT&T is unwilling or cannot provide the level of financing necessary to fund future operations, AT&T Broadband Group will need to seek additional financing from third parties.

     Debt attributed to AT&T Broadband Group includes the third party obligations of AT&T Broadband, LLC and MediaOne and monetization debt backed by assets held by AT&T Broadband Group. Additional intercompany debt has been allocated to AT&T Broadband Group to achieve a total debt level based on several factors, including prospective financing requirements, desired stand-alone credit profile, working capital and capital expenditure requirements, expected sources of future deleveraging, and comparable company profiles. Changes in historical intercompany debt are based on historical cash flows. Such cash flows include capital expenditures, operating activities, and investments in cable companies. The historical interest expense on the allocated intercompany debt was calculated based on a rate intended to be equivalent to the rate AT&T Broadband Group would receive if it were a stand-alone entity. AT&T's expected deleveraging activities that relate to AT&T Broadband Group include, but may not be limited to, the following: proceeds that may result from the exercise of AT&T's registration rights in Time Warner Entertainment ("TWE") and continued evaluation and sale of non-strategic cable systems.

CRITICAL ACCOUNTING POLICIES, ESTIMATES AND JUDGMENTS

     AT&T Broadband Group's financial statements are prepared in accordance with accounting principles that are generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities. Management continually evaluates its estimates and judgments including those related to revenue recognition, allowances for doubtful accounts, useful lives of property, plant and equipment, internal-use software and intangible assets, investments, derivative contracts, pension and other post-retirement benefits and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. AT&T Broadband Group believes that of its significant accounting policies, the following may involve a higher degree of judgment or complexity:

          Revenue recognition -- AT&T Broadband Group only records revenue for transactions which are considered to be part of its central, ongoing operations. AT&T Broadband Group recognizes video, voice and data services revenue based upon monthly service fees, fees per event or minutes of traffic processed. Revenue for customer fees, equipment rental, advertising and pay-per-view programming is recognized in the period the services are provided. Video and nonvideo installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution systems. For contracts where AT&T Broadband Group provides customers with an indefeasible right to use network capacity, AT&T Broadband Group recognizes revenue ratably over the stated life of the agreement or if the agreement has an indefinite life, over the useful life of the assets being used.

          Allowances for doubtful accounts -- AT&T Broadband Group maintains allowances for doubtful accounts for estimated losses which result from the inability of its customers to make required payments. AT&T Broadband Group bases its allowances on the likelihood of recoverability of accounts receivable based on past experience and taking into account current collection trends that are expected to continue. If economic or specific industry trends worsen beyond AT&T Broadband Group's estimates, AT&T Broadband Group would increase its allowances for doubtful accounts by recording additional expense. AT&T Broadband Group's accounts receivable are fully reserved for when past due 90 days or more.

          Estimated useful lives of property, plant and equipment, internal-use software and intangible assets -- AT&T Broadband Group estimates the useful lives of property, plant and equipment, internal-use software and intangible assets in order to determine the amount of depreciation and amortization expense to be recorded during any reporting period. The useful lives are estimated at the time the asset is acquired and are based on historical experience with similar assets as well as taking into account anticipated technological or other changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization expense in future periods. Alternatively, these types of technological changes could result in the recognition of an impairment charge to reflect the write-down in value of the asset. AT&T Broadband Group reviews these types of assets for impairment annually, or when events or circumstances indicate that the carrying amount may be not be recoverable over the remaining lives of the assets. In assessing impairments, AT&T Broadband Group uses cash flows which take into account management's estimates of future operations. Beginning January 1, 2002, in accordance with the provisions of Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), AT&T Broadband Group will no longer amortize goodwill, excess basis related to equity-method investments and franchise costs associated with a business combination, but will test these assets at least annually for impairment.

          Investments -- AT&T Broadband Group holds investments in other companies which it accounts for under either the cost method or equity method of accounting. Many of these companies are publicly traded and have volatile share prices however, some of these companies are not publicly traded and therefore the value may be difficult to determine. For investments that are not publicly traded AT&T Broadband Group estimates fair value using market-based (comparable sales) and income-based (discounted cash flow) methods. In addition, AT&T Broadband Group has monetized some of its investments by issuing debt that is tied to the trading price of the security, and which can be settled in shares or cash. Some of the cost-method investments are classified as "trading" securities under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and are marked-to-market through the statement of operations. However, other cost method investments are classified as "available-for-sale" under SFAS No. 115 and are marked-to-market through other comprehensive income, as a component of combined attributed net assets, on the balance sheet. AT&T Broadband Group records an investment impairment charge on its "available-for-sale" and equity-method investments when it believes the decline in the investment value is other than temporary. When determining an other than temporary decline, AT&T Broadband Group considers, among other items, the length of time the trading price has been below the carrying value, the financial condition of the investee company, including the industry in which it operates, and AT&T Broadband Group's ability or intent to retain the investment. If the financial condition of the investee company or the industry in which it operates were to be materially different than AT&T Broadband Group's expectation, AT&T Broadband Group would record an expense to reflect the other than temporary decline in value of the investment. At December 31, 2001, unrealized losses on "available-for-sale" securities included in other comprehensive income as a component of combined attributed net assets were approximately $169 million (pretax).

          Derivative contracts -- AT&T Broadband Group enters into derivative contracts to mitigate market risk from changes in interest rates and equity prices. Certain exchangeable debt instruments (debt exchangeable into or tied to the value of securities AT&T Broadband Group owns) contain embedded derivatives that require accounting separate from the debt instrument, while other exchangeable debt instruments have derivatives issued in conjunction with net purchased options. The fair value of option based derivatives is determined using the Black-Scholes option pricing model, which is based on a set of inputs, including the price of the underlying stock, volatility of the underlying stock and interest rates. These inputs are based on prevailing market indications that are either directly observable in the market, received from qualified investment banking firms or are internally calculated. Changes in these inputs would result in a change in the fair value of the option contracts. Changes in the fair value of option contracts accounted for as cash flow hedges are recorded, net of income taxes, within other comprehensive income, as a component of combined attributed net assets, on the balance sheet. Changes in the fair value of option contracts undesignated for accounting purposes are recorded within other (expense) income in the statement of operations. Generally, fair value calculations of other derivative contracts (e.g., interest rate swaps) require less judgment and are valued based on market interest rates.

          Pension and postretirement benefits -- The amounts recognized in the financial statements related to pension and postretirement benefits are determined on an actuarial basis, which utilizes many assumptions in the calculation of such amounts. A significant assumption used in determining the net pension and postretirement expense is the expected long-term rate of return on plan assets. In 2001, AT&T Broadband Group assumed an expected long-term rate of return on plan assets of 9.5%. On average, the actual return on plan assets over the long-term has substantially exceeded 9.5%; however, in the past two years, the plan's assets have experienced rates of return substantially lower than 9.5%.

     For 2002, AT&T Broadband Group will lower its expected long-term rate of return assumption from 9.50% to 9.0%, reflecting the generally expected moderation of long-term rates of return in the financial markets. AT&T Broadband Group does not expect this decrease in the expected long-term rate of return to have a material impact on AT&T Broadband Group's results of operations.

          Another estimate that affects the net pension credit and postretirement expense is the discount rate used in the annual actuarial valuations of pension and postretirement benefit plan obligations. At the end of each year, AT&T Broadband Group determines the appropriate discount rate, which represents the interest rate that should be used to determine the present value of future cash flows currently expected to be required to settle the pension and postretirement benefit obligations. The discount rate is generally based on the yield on high-quality corporate fixed-income investments. At December 31, 2001, AT&T Broadband Group lowered the discount rate to 7.25% from 7.5% at December 31, 2000. Changes in the discount rate do not have a material impact on AT&T Broadband Group's results of operations.

          Income taxes -- Consolidated income tax provisions or benefits related to tax payments or refunds and deferred tax balances of AT&T have been allocated to AT&T Broadband Group based principally on the taxable income and tax credits directly attributable to AT&T Broadband Group, resulting in essentially a stand-alone presentation. AT&T Broadband Group records deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of assets and liabilities. If enacted tax rates changed, AT&T Broadband Group would adjust the deferred tax assets and liabilities, through the provision for income taxes in the period of change, to reflect the enacted tax rate expected to be in effect when the deferred tax items reverse. A one percentage point change in the enacted tax rates would increase or decrease net loss by approximately $700 million. AT&T Broadband Group records a valuation allowance on deferred tax assets to reflect the expected future tax benefits to be realized. In determining the appropriate valuation allowance, AT&T Broadband Group takes into account the level of expected future taxable income and available tax planning strategies. If future taxable income was lower than expected or if expected tax planning strategies were not available as anticipated, AT&T Broadband Group may record an additional valuation allowance through income tax expense in the period such determination was made. At December 31, 2001, AT&T Broadband Group had long-term deferred tax assets (included within long-term deferred tax liabilities) of $2.1 billion, which included a valuation allowance of $23 million.

OPERATING RESULTS

     The results of operations for AT&T Broadband Group begin on March 1, 1999, the effective date of the TCI merger for accounting purposes. Accordingly, AT&T Broadband Group's results of operations for 1999 include 10 months of operations compared to 12 months of operations in 2000 and 2001.

     Year-over-year comparisons were significantly impacted by events, such as acquisitions and dispositions, that occurred during 2000 and 2001. Effective June 15, 2000, AT&T completed the acquisition of MediaOne. In addition AT&T Broadband Group completed dispositions and exchanges that in the aggregate affect the comparability of financial results between periods.

     Year-over-year comparisons were also impacted by At Home Corporation ("Excite@Home"). For the period January 1, 2000 through August 31, 2000, Excite@Home was accounted for as an equity method investment. On September 1, 2000, Excite@Home was consolidated due to corporate-governance changes, which gave AT&T the right to designate six of the 11 Excite@Home board members, and therefore, a controlling interest. On September 28, 2001, Excite@Home filed for bankruptcy under Chapter 11 in the U.S. Bankruptcy Court, for the Northern District of California. As a result of the bankruptcy filing and the removal by AT&T of four of its six members from Excite@Home's board of directors, AT&T Broadband Group no longer consolidated Excite@Home as of September 30, 2001. The consolidation of Excite@Home resulted in the inclusion of 100% of its results in each line item of AT&T Broadband Group's combined statement of operations from September 1, 2000 to September 30, 2001 at which time Excite@Home was deconsolidated. Losses attributable to the other shareholders of

Excite@Home have been reflected within minority interest income (expense) in the combined statement of operations and minority interest in the combined balance sheet from September 1, 2000 to September 30, 2001. As a result of the significant losses incurred by Excite@Home, the minority interest balance was fully utilized during 2001, therefore, in September 2001 AT&T Broadband Group recognized more than its 23% of the losses of Excite@Home. Under the equity method of accounting, any earnings or losses are included as a component of net losses from equity investments in the combined statement of operations. Beginning October 1, 2001, AT&T Broadband Group no longer recorded equity earnings or losses related to Excite@Home since AT&T Broadband Group recorded losses in excess of its investment in Excite@Home.

  YEAR ENDED DECEMBER 31, 2001 COMPARED WITH YEAR ENDED DECEMBER 31, 2000 AND YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE TEN MONTHS ENDED DECEMBER 31, 1999

  Revenue

     Revenue increased $1,687 million, or 20%, in 2001 compared to 2000. Approximately $1,500 million of this increase was due to the impact of the MediaOne acquisition. Also contributing to the revenue increase was higher revenue from advanced services (broadband telephone service and high-speed cable Internet service) of $550 million, an increase in basic-cable and digital video revenue of $291 million, an increase in other cable related revenue of $115 million and the impact from the consolidation of Excite@Home of $110 million. Basic-cable and digital video revenue increased due to an increase in digital video customers and rate increases. Such increases were partially offset by a decrease in revenue of $883 million due to net dispositions. AT&T Broadband Group expects 2002 revenue to increase as demand for advanced services continues to grow.

     Revenue increased $3,365 million, or 66%, in 2000 compared to 1999. Approximately $2,765 million of this increase was due to the impacts of the MediaOne acquisition and the TCI merger. The remaining increase was primarily a result of an increase in basic cable and digital video revenue of approximately $268 million, the impact from the consolidation of Excite@Home of $248 million and an increase in revenue from advanced services of $169 million. Cable revenue increased primarily as a result of an increase in digital video customers and rate increases. Such increases were partially offset by a decrease in revenue of $104 million due to the Cox disposition.

     Customers of AT&T Broadband Group consisted of the following (in millions):

                                                                 DECEMBER 31,
                                                              ------------------
                                                              2001   2000   1999
                                                              ----   ----   ----
Basic cable service.........................................  13.6   16.0   11.4
Homes passed................................................  24.6   28.3   19.7
Digital video service.......................................   3.5    2.8    1.8
High-speed cable Internet service...........................   1.5    1.1    0.2
Broadband telephone service.................................   1.0    0.5    0.0

     The decrease in the number of homes and basic cable customers passed primarily reflects the net disposition of cable systems in 2001. In addition, the number of basic cable customers declined due to the impacts of competition. Competition may continue to have a detrimental impact on basic subscriber growth. AT&T Broadband Group acquired systems passing approximately 8.7 million homes with approximately 5.0 million basic cable customers in the MediaOne acquisition. The MediaOne acquisition added 0.2 million digital video service customers, 0.3 million high-speed cable Internet customers and 0.1 million broadband telephone customers.

  Cost of Services

     Cost of services increased $859 million, or 19%, in 2001 compared with 2000. Approximately $782 million of this increase was due to the impact of the MediaOne acquisition. The remaining increase was primarily a result of an increase of $184 million in costs associated with growth in broadband telephone and high-speed cable Internet services, an increase of $146 million in programming costs associated with basic cable and digital video services and a $140 million impact from the consolidation of Excite@Home. Such increases were partially offset by a decrease in costs of $428 million due to net dispositions.

     Cost of services increased $1,914 million, or 71%, in 2000 compared with 1999. Approximately $1,409 million of this increase was primarily due to the impact of the MediaOne acquisition and the TCI merger. The remaining increase primarily was a result of a $195 million impact from the consolidation of Excite@Home, an increase of $180 million in programming costs, an increase of $142 million associated with high-speed cable Internet and broadband telephone services and an increase in salary expense and other basic cable costs of $138 million due to growth in the business. Such increases were offset by a decrease in costs of $48 million due to the Cox disposition.

  Selling, General and Administrative

     Selling, general and administrative expenses increased $402 million, or 18%, in 2001 compared with 2000. Approximately $264 million of this increase was due to the impact of the MediaOne acquisition. The remaining increase was primarily due to growth in high-speed cable Internet and broadband telephone services of $173 million and an increase in video costs for advertising and customer care of $62 million. Such increases were partially offset by the impact of net dispositions of $112 million and cost control efforts.

     Selling, general and administrative expenses increased $927 million, or 74%, in 2000 compared to 1999. Approximately $668 million of this increase was due to the impact of the MediaOne acquisition and the TCI merger. The remaining increase primarily was a result of an increase in expenses related to high-speed cable Internet and broadband telephone service of $232 million and the impact from the consolidation of Excite@Home of $56 million.

  Depreciation and Other Amortization

     Depreciation and other amortization expense increased $952 million, or 57%, in 2001 compared with 2000. Approximately $417 million of this increase was due to the MediaOne acquisition and $113 million was due to the consolidation of Excite@Home. The remaining increase was primarily due to a higher asset base resulting from continued infrastructure investment. This increase was partially offset by $91 million due to net dispositions.

     Depreciation and other amortization expense increased $869 million, or 108%, in 2000 compared to 1999. Approximately $630 million of this increase was due to the MediaOne acquisition and the TCI merger. The remaining increase was due to a higher asset base resulting from continued infrastructure investment and the impact from the consolidation of Excite@Home of $80 million.

     Total capital expenditures for 2001, 2000 and 1999 were $3,413 million, $4,426 million and $3,161 million, respectively.

  Amortization of Goodwill, Franchise Costs and Other Purchased Intangibles

     Amortization expense decreased $223 million, or 9%, in 2001 compared with 2000. Such decrease was primarily due to $700 million from lower goodwill associated with Excite@Home resulting from an impairment of goodwill recorded in late 2000 and early 2001. Such decrease was partially offset by the impact of the MediaOne acquisition of $470 million.

     Amortization expense increased $1,508 million, or 174%, in 2000 compared to 1999. Approximately $911 million of this increase was due to the consolidation of Excite@Home. The remaining increase was due to the MediaOne acquisition and the TCI merger.

     Beginning in 2002, AT&T Broadband Group will no longer amortize goodwill or franchise costs in accordance with the provisions of SFAS 142. A further discussion of the impacts of SFAS 142 is included in "Recent Accounting Pronouncements" included herein.

  Asset Impairment, Restructuring and Other Charges

     Asset impairment, restructuring and other charges decreased $4,776 to $1,494 million in 2001. The 2001 charge included $1,171 million of asset impairment charges related to Excite@Home and $323 million for restructuring and exit costs, which consisted of $151 million for severance costs, $156 million for facilities closing and $16 million related to termination costs of contractual obligations.

     The $1,171 million of asset impairment charges recorded during 2001 consisted of $1,032 million related to Excite@Home associated with the write-down of goodwill and other intangible assets, warrants granted in connection with distributing the @Home service, and fixed assets. These charges were due to continued deterioration in the business climate of, and reduced levels of venture capital funding activity for, Internet advertising and other Internet-related companies, continued significant declines in the market values of Excite@Home's competitors in the Internet advertising industry, and changes in their operating and cash flow forecasts for the remainder of 2001. These charges were also impacted by Excite@Home's decision to sell or shut down narrowband operations. As a result of the foregoing, and other factors, Excite@Home entered into bankruptcy proceedings in September 2001. In addition, AT&T Broadband Group recorded a related goodwill impairment charge of $139 million associated with its acquisition goodwill of Excite@Home. Since AT&T Broadband Group consolidated Excite@Home but only owned approximately 23% of Excite@Home, a portion of the charges recorded by Excite@Home has been eliminated in the statement of operations as minority interest income (expense).

     The severance costs of $151 million, for the involuntary separation of approximately 7,700 employees, resulted from cost reduction efforts by AT&T Broadband and Excite@Home in addition to the synergies created by the MediaOne acquisition. Approximately 36% of the affected employees are management employees and 64% are non-management employees. Nearly all the affected employees have left their positions as of December 31, 2001.

     The restructuring initiative yielded cash savings of approximately $21 million in 2001 (net of severance payouts). In subsequent years the net cash savings will continue to increase, due to the timing of actual separation and associated payments, until the completion of the exit plan, at which time AT&T Broadband Group expects to yield approximately $267 million of cash savings per year. The restructuring initiative had no benefit to operating income (net of the restructuring charges recorded) in 2001. In subsequent years, the operating income benefit will continue to increase, due to timing of actual separations, until the completion of the exit plan, at which time AT&T Broadband Group expects a benefit to operating income of approximately $267 million. The cost savings, primarily attributable to reduced personnel-related expenses, will be realized in cost of services and selling, general and administrative expenses.

     As a result of continuing realignment, AT&T Broadband Group expects to record a restructuring charge in the first quarter of 2002 in the range of $50 million to $100 million.

     Asset impairment, restructuring and other charges increased $5,626 million in 2000 to $6,270 million. For the year ended 2000, the charge included $6,179 million of asset impairment charges related to Excite@Home and $91 million related to restructuring and exit costs.

     The impairments resulted from the deterioration of the market conditions and market valuations of Internet-related companies during the fourth quarter of 2000, which caused Excite@Home to conclude that intangible assets related to their acquisitions of Internet-related companies may not be recoverable. In accordance with SFAS 121, Excite@Home conducted a detailed assessment of the recoverability of the carrying amounts of acquired intangible assets. This assessment resulted in a determination that certain acquired intangible assets, including goodwill, related to these acquisitions were impaired as of December 31, 2000. As a result, Excite@Home recorded impairment charges of $4,609 million in

December 2000, representing the excess of the carrying amount of the impaired assets over their fair value. The impairment was allocated to each asset group based on a comparison of carrying values and fair values. The impairment write-down within each asset group was allocated first to goodwill, and if goodwill was reduced to zero, to identifiable intangible assets in proportion to carrying values. Since AT&T Broadband Group, through AT&T Broadband, LLC, owned approximately 23% of Excite@Home, 77% of the charge recorded by Excite@Home was not included as an increase of net loss, but rather was eliminated through minority interest income (expense) in the combined statements of operations.

     As a result of the foregoing, AT&T Broadband Group recorded a goodwill and acquisition-related impairment charge of $1,570 million associated with the acquisition of its investment in Excite@Home. The write-down of AT&T Broadband Group's investment to fair value was determined utilizing discounted expected cash flows.

     The $91 million charge for restructuring and exit plans was primarily due to headcount reductions as part of the integration of MediaOne, the centralization of certain functions, and the consolidation of call center facilities. This charge included $61 million of cash termination benefits associated with the involuntary separation of 1,060 employees. Approximately 25% of the employees were management while 75% were non-management employees. The $91 million charge also included a loss of $30 million recognized on the disposition of facilities as a result of synergies created by the MediaOne acquisition.

     During 1999, AT&T Broadband Group recorded $644 million of asset impairment, restructuring and other charges. This included an in-process research and development charge of $594 million reflecting the estimated fair value of research and development projects, as of the date of the TCI merger, which had not yet reached technological feasibility or had no alternative future use. The projects identified related to efforts to offer voice-over-IP, product integration efforts for advanced set-top devices, cost-savings efforts for broadband telephone implementation, and in-process research and development related to Excite@Home.

     Also in 1999, the asset impairment, restructuring and other charge included a $50 million loss related to a contribution agreement TCI entered into with Phoenixstar, Inc. This agreement requires AT&T Broadband Group to satisfy certain liabilities owed by Phoenixstar, Inc. and its subsidiaries. The remaining obligation under this contribution agreement and an agreement that MediaOne has is $35 million, which was fully accrued for at December 31, 2001.

  Investment (Expense) Income

     Investment (expense) income was an expense of $1,947 million in 2001 compared with an expense of $84 million in 2000. The change was a result of the net impacts of a $934 million unfavorable change in losses (gains) on sales of businesses and investments, a $392 million mark-to-market loss on Vodafone ADRs which were used to settle exchangeable notes that matured during the third quarter of 2001, an increase of $301 million in the Excite@Home put obligation settlement and mark-to-market charge, an increase in impairment of investments of $299 million and a $63 million favorable change in interest and dividend income.

     Investment (expense) income was an expense of $84 million in 2000 compared with income of $47 million in 1999. Such change resulted primarily from the net impacts of a $537 million mark-to-market charge on the Excite@Home put obligation, investment impairment charges of $240 million, an increase in gains on sales of businesses and investments of $577 million and an increase of $69 million in interest and dividend income.

  Other (Expense) Income

     Other (expense) income in 2001 was an expense of $927 million compared to income of $45 million in 2000. Effective January 1, 2001, in conjunction with the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," AT&T Broadband Group reclassified certain investment securities, which support debt that is indexed to those securities, from "available-for-sale" to "trading." As a result, AT&T Broadband Group recorded a pre-tax loss of $1,154 million reflecting the initial reclassification impact of the adoption of SFAS 133. The ongoing investment and derivative revaluations under SFAS 133 resulted in gains of $195 million in 2001.

     Other (expense) income remained relatively consistent in 2000 and 1999.

  Interest Expense

     Interest expense increased $412 million to $1,735 million for 2001 compared with 2000. This increase was a result of an increase in debt due primarily to the MediaOne acquisition and the monetization of investments in Cablevision, Microsoft and Comcast.

     Interest expense increased $618 million in 2000 to $1,323 million compared to 1999. The increase was a result of an increase in debt of $13.5 billion due primarily to the MediaOne acquisition and the monetization of investments in Microsoft and Comcast. The remaining increase was due to two additional months of interest in 2000 as a result of the TCI merger in March of 1999 and an increase in the interest rate charged by AT&T for intercompany debt.

  Benefit for Income Taxes

     The benefit for income taxes in 2001 was $3,857 million, compared with a benefit of $1,183 million in 2000. The effective income tax rate in 2001 was 43.9% compared to 11.8% in 2000. The 2001 effective tax rate was positively impacted by a significant tax benefit related to Excite@Home, including a benefit from deconsolidation and the put obligation settlement with Cox and Comcast, partially offset by the prior consolidation of its operating losses (which included asset impairment charges) for which the Company was unable to record tax benefits. The effective tax rate was also positively impacted by the net impact of a tax-free gain resulting from an exchange of AT&T stock for an entity owning certain cable systems and other assets with Comcast and the resulting reduction of a previously established deferred tax liability. Such positive impacts were partially offset by the amortization of non tax-deductible goodwill and non tax-deductible losses generated by Excite@Home. The 2000 effective tax rate was positively impacted by a tax-free gain resulting from an exchange of AT&T stock for an entity owning certain cable systems and other assets with Cox. The 2000 effective tax rate was negatively impacted by non tax-deductible goodwill and non tax-deductible losses from Excite@Home.

     The benefit for income taxes in 2000 was $1,183 million, compared with a benefit of $465 million in 1999. The effective income tax rate for 2000 was 11.8%, compared to 25.3% for 1999. The effective income tax rate for 2000 was impacted by the inclusion of Excite@Home as a consolidated entity, non tax-deductible goodwill and the Cox disposition. The 1999 effective income tax rate was impacted by the non tax-deductible write-off of in-process research and development.

  Net Losses from Equity Investments

     Net losses from equity investments, which are recorded net of income taxes, decreased from $597 in 2000 to $69 million in 2001. The improvement was due primarily to equity losses recorded for Excite@Home in the first eight months of 2000 when the investment was recorded as an equity method investment. Excite@Home was fully consolidated beginning in September 2000. Also contributing to the improvement was lower losses related to Cablevision due to a change in the accounting for the investment in Cablevision from an equity method investment to a cost method investment in June 2001 due to AT&T no longer having representation on the board of directors, as well as a gain associated with the sale of cable properties by Cablevision in early 2001. The favorable variance was also impacted by the change in the accounting for the investment in Time Warner Entertainment Company, L.P. ("TWE") from an equity method investment to a cost method investment in the fourth quarter of 2000 since AT&T Broadband Group does not have the right to exercise significant influence.

     Net losses from equity investments decreased $110 million compared to 1999. The decrease was primarily due to $185 million as a result of an improvement in Cablevision's results. Partially offsetting this improvement were losses from AT&T Broadband Group's stake in TWE, which was acquired in the MediaOne acquisition, and greater equity losses in Excite@Home. The improvement in Cablevision's results was primarily due to gains from cable system sales.

     The income tax benefit recorded on net losses from equity investments was $37 million, $370 million and $438 million in 2001, 2000 and 1999, respectively. Amortization of goodwill associated with non-consolidated investments totaled $148 million, $485 million and $476 million in 2001, 2000 and 1999, respectively. Effective January 1, 2002, in accordance with the provisions of SFAS 142, AT&T Broadband Group will no longer amortize excess basis related to non-consolidated investments.

  Minority Interest Income (Expense)

     Minority interest income (expense), which is recorded net of income taxes, represents an adjustment to AT&T Broadband Group's net loss to reflect the less than 100% ownership of entities attributed to AT&T Broadband Group as well as dividends on preferred stock issued by subsidiaries of AT&T which have been attributed to AT&T Broadband Group. AT&T Broadband Group recorded minority interest income of $833 million in 2001 compared with $4,062 million in 2000. The changes primarily resulted from lower losses generated by Excite@Home, mainly as a result of lower goodwill impairment charges recorded by Excite@Home in 2001 compared with 2000. As a result of significant losses incurred by Excite@Home, AT&T Broadband Group fully utilized the minority interest balance during the third quarter of 2001, therefore minority interest income related to Excite@Home was no longer recorded.

     The increase in minority interest income (expense) of $4,188 million in 2000 primarily resulted from the consolidation of Excite@Home effective September 1, 2000. The minority interest income in 2000 primarily reflects the losses generated by Excite@Home, including the goodwill impairment charge, that were attributed to the approximate 77% of Excite@Home not owned by AT&T Broadband Group.

     The income tax benefit recorded on minority interest income (expense) was $100 million for both 2001 and 2000 and $54 million for 1999.

  Cumulative Effect of Accounting Change

     Cumulative effect of accounting change, net of applicable income taxes, was $229 million. Such amount represents fair value adjustments of equity derivative instruments related to indexed debt and warrants.

LIQUIDITY AND CAPITAL RESOURCES

     AT&T Broadband Group has funded its operations through internally generated funds, asset sales, capital contributions from AT&T and intercompany borrowings from AT&T. Capital contributions from AT&T have been treated as non-cash and include acquisitions made by AT&T that have been attributed to AT&T Broadband Group.

     Currently, financing activities for AT&T Broadband Group are managed by AT&T on a centralized basis. Sources for AT&T Broadband Group's future financing requirements may include borrowing of funds, including additional debt from AT&T and/or third party debt. Loans from AT&T to any member of the AT&T Broadband Group have been made at interest rates and on other terms and conditions intended to be substantially equivalent to the interest rates and other terms and conditions that AT&T Broadband Group would be able to obtain from third parties, including the public markets, as a non-affiliate of AT&T without the benefit of any guarantee by AT&T.

     AT&T performs cash management functions on behalf of AT&T Broadband Group. Substantially all of AT&T Broadband Group's cash balances are swept to AT&T on a daily basis, where they are managed and invested by AT&T. Transfers of cash to and from AT&T, after giving effect to the debt allocation methodology, are reflected as a component of combined attributed net assets.

     Net cash used in operating activities for the year ended December 31, 2001 was $103 million, compared with net cash provided by operating activities of $802 million for the year ended December 31, 2000. Net cash used in operating activities for the year ended December 31, 2001 was due to net income of $926 million, exclusive of non-cash items and adjustments for net losses on sales of businesses and investments, offset by a change in other operating assets and liabilities of $1,029 million. Net cash provided by operating activities for the year ended December 31, 2000 was due to net income of $1,260 million, exclusive of non-cash items and adjustments for net gains on sales of businesses and investments less the change in other operating assets and liabilities of $458 million.

     Net cash provided by investing activities for the year ended December 31, 2001 was $2,543 million compared with net cash used in investing activities of $4,511 million for the year ended December 31, 2000. For the year ended December 31, 2001, AT&T Broadband Group's net cash provided by investing activities resulted primarily from cash received from net acquisitions and dispositions of businesses of $4,898 million and sales and distributions of investments and marketable securities of $1,531 million partially offset by capital expended for property and equipment, net of proceeds from disposals, of $3,413 million, and contributions and purchases of investments and marketable securities of $294 million. For the year ended December 31, 2000, AT&T Broadband Group's cash used in investing activities resulted from capital expended for property and equipment, net of proceeds from disposals, of $4,426 million and an $85 million net use in other investing activities. Capital expenditures in both periods were primarily due to the continued expansion and upgrade of the network to provide advanced services.

     Net cash used in financing activities for the year ended December 31, 2001 was $2,501 million compared with net cash provided by financing activities of $3,770 million for the year ended December 31, 2000. For the year ended December 31, 2001, AT&T Broadband Group used cash of $2,252 million to reduce short-term debt to AT&T, $938 million to retire long-term debt and $336 million to pay dividends on preferred securities. AT&T Broadband Group received proceeds of $1,025 million from the issuance of long-term debt, primarily the monetization of shares of Cablevision and Rainbow Media Group. For the year ended December 31, 2000, AT&T Broadband Group received proceeds from the issuance of long-term debt, net of retirement of long-term debt and redeemable securities, of $2,281 million and net cash from AT&T through transfers and short-term debt borrowings of $2,298 million. This was offset by $294 million of dividends paid on redeemable securities and $515 million of other net financing activities.


     The continued expansion and upgrade of AT&T Broadband Group's network to provide advanced services will continue to require substantial capital. AT&T Broadband Group anticipates that it will spend approximately $4.2 billion in 2002 primarily to expand and upgrade its networks for the provision of advanced services and to add new customers. It is anticipated that AT&T Broadband Group's operating cash flows will not be sufficient to provide for AT&T Broadband Group's capital needs. In this regard, prior to the AT&T Comcast Transaction, it is anticipated that AT&T will continue to provide funding to AT&T Broadband Group in the form of short-term interest-bearing loans for capital expenditures not covered by cash flows from operations and divestments. AT&T Comcast has arranged additional AT&T Broadband financing to enable AT&T Broadband Group to distribute to AT&T an amount equal to the short-term debt due to AT&T at the time of the proposed AT&T Comcast Transaction. Following the proposed AT&T Comcast Transaction, it is anticipated that AT&T Comcast will fund future capital expenditures not covered by cash flows from operations from AT&T Comcast's cash and cash equivalents, amounts available under existing and new lines of credit, and through the sale of investments. A failure to obtain necessary capital would have a material adverse effect on AT&T Broadband Group's/AT&T Comcast's strategy and business plan for future growth.


     At December 31, 2001, AT&T Broadband Group had current assets of $1,650 million and current liabilities of $9,630 million. A significant portion of the current liabilities, $6,783 million, relates to short-term debt of which $3,959 million was due to AT&T and $715 million was monetized by an investment, where such investment can be delivered in full satisfaction of the underlying debt.

     AT&T Broadband Group expects to fund operations, including contractual obligations, primarily with cash from operations and borrowings from AT&T. If economic conditions worsen or do not improve and/or competition and product substitution accelerate beyond current expectations, AT&T Broadband Group's cash flow from operations would decrease, negatively impacting liquidity.

     As of December 31, 2001, total debt was $23,285 million of which $7,260 million was monetized by investments, where such investments can be delivered in full satisfaction of the underlying debt at the time of maturity. Subsequent to December 31, 2001, AT&T announced that it will redeem $1,431 million of trust preferred securities with a carrying value of $1,516 million in February, March and April of 2002. These amounts are classified as short-term debt in the combined balance sheet.

     AT&T Broadband Group expects that it will retire a portion of the third-party current debt with other financing arrangements, including the sales of certain non-strategic assets and investments and funding from AT&T.

     In addition, AT&T has exercised its registration rights in TWE and formally requested TWE to begin the process of converting the limited partnership into a corporation with registered equity securities. In May 2001, AT&T named Credit Suisse First Boston as its investment banker for the registration process under the TWE partnership agreement.

     The following summarizes AT&T Broadband Group's contractual cash obligations and commercial commitments at December 31, 2001, and the effect such obligations are expected to have on liquidity and cash flow in future periods:

                                                     PAYMENTS DUE BY PERIOD
                                        -------------------------------------------------
                                                  LESS THAN 1   2 - 3    4 - 5    AFTER 5
CONTRACTUAL OBLIGATIONS                  TOTAL       YEAR       YEARS    YEARS     YEARS
------------------------                -------   -----------   ------   ------   -------
                                                      (DOLLARS IN MILLIONS)
Long-term debt, including current
  portion(a)..........................  $11,254     $2,023      $2,034   $2,232   $ 4,965
Short-term debt due to AT&T...........    3,959      3,959          --       --        --
Operating leases(b)...................      823        135         246      172       270
Unconditional purchase obligations(c),
  (d).................................    8,441        810         894      910     5,827
                                        -------     ------      ------   ------   -------
Total Contractual Cash Obligations....  $24,477     $6,927      $3,174   $3,314   $11,062
                                        =======     ======      ======   ======   =======

----------------

(a) Long-term debt excludes debt that is exchangeable or collateralized by securities (monetized debt) since AT&T Broadband Group has the option to settle this debt in shares or cash. Amounts of monetized debt due less than one year were $679 million; two to three years $4,918 million; and four to five years $1,938 million at December 31, 2001. In addition, debt excludes discounts and excess of fair value over the recorded value of debt in connection with the TCI and MediaOne mergers.

(b) Under certain real estate operating leases, AT&T Broadband Group could be required to make payments to the lessor of up to $155 million at the end of the lease term (lease terms range from 2002 through 2006). The actual amount paid, if any, would be reduced by amounts received by the lessor upon remarketing of the property.

(c) In 1997, AT&T Broadband LLC's predecessor, TCI, and AT&T Broadband LLC's subsidiary, Satellite Services, Inc., entered into a 25 year affiliation term sheet with Starz Encore Group (formerly Encore Media Group) pursuant to which AT&T Broadband Group may be obligated to make fixed monthly payments in exchange for unlimited access to Encore and Starz! programming. The future commitment, which is based on a fixed number of subscribers, increases annually from $306 million in 2002 to $315 million in 2003, and will increase annually through 2022 with inflation, subject to certain adjustments, including increases in the number of subscribers. The amounts in the above table do not take into account any increase in subscribers or expected inflation. The affiliation term sheet further provides that to the extent Starz Encore Group's programming costs increase above certain levels, AT&T Broadband Group's payments under the term sheet will be increased in proportion to the excess. Excess programming costs that may be payable by AT&T Broadband Group in future years are not presently estimable, but could be significant. AT&T Broadband Group has disputed the enforceability of the excess programming pass through provisions of the term sheet and questioned the validity of the term sheet as a whole. AT&T Broadband Group has also raised certain issues concerning the uncertainty of the provisions of the term sheet and the contractual interpretation and application of certain of its provisions to, among other things, the acquisition and disposition of cable systems.

(d) AT&T Broadband Group is party to an agreement under which it purchases certain billing services from CSG Systems, Inc. Unless terminated by either party pursuant to terms of the agreement, the agreement expires on December 31, 2012. The agreement calls for monthly payments which are subject to adjustments and conditions pursuant to the terms of the underlying agreements.

                                                         COMMITMENTS BY PERIOD
                                           -------------------------------------------------
                                             TOTAL
                                            AMOUNTS     LESS THAN    2 - 3   4 - 5   AFTER 5
OTHER COMMERCIAL COMMITMENTS               COMMITTED     1 YEAR      YEARS   YEARS    YEARS
-----------------------------              ---------   -----------   -----   -----   -------
                                                         (DOLLARS IN MILLIONS)
Guarantees...............................   $1,463         $2         $--     $--    $1,461

FINANCIAL CONDITION

     Total assets were $103,187 million as of December 31, 2001, which represented a decrease of $14,347 million compared to December 31, 2000. The decrease primarily resulted from the net disposition of cable systems and investments during 2001. Additional decreases resulted from the deconsolidation of Excite@Home; the exchange of an investment in Vodafone Group plc for the settlement of exchangeable notes; the transfer of investments to AT&T; the unfavorable mark-to-market adjustments on investments and amortization of franchise costs and goodwill. Such decrease was partially offset by capital expenditures, net of depreciation.

     Total liabilities were $53,001 million as of December 31, 2001, representing a decrease of $12,085 million compared to December 31, 2000. The decrease was primarily due to the settlement of the Excite@Home put options; the deconsolidation of Excite@Home; the reductions of short-term debt due to AT&T; the dispositions and exchanges of cable systems; the settlement of exchangeable notes and other retirements of long-term debt. Such decreases were partially offset by an increase in debt due to the monetization of shares of Cablevision and Rainbow Media Group.

     Minority interest decreased $1,119 million to $3,302 million at December 31, 2001 as compared to December 31, 2000. The decrease was primarily due to Excite@Home. Due to the significant losses of Excite@Home, AT&T Broadband Group fully utilized the minority interest balance during the third quarter of 2001, and therefore no longer has a minority interest balance related to Excite@Home.

     Combined attributed net assets were $42,164 million as of December 31, 2001, which represented a decrease of $1,153 million compared to December 31, 2000. The decrease was primarily due to the net loss of AT&T Broadband Group. Such decrease was partially offset by contributions from AT&T and an increase in accumulated other comprehensive income due to the adoption of SFAS 133.

     AT&T, Comcast and AT&T Comcast have entered into an agreement with Microsoft pursuant to which at the time of the AT&T Broadband spin-off, Microsoft will exchange the $5 billion company-obligated convertible quarterly income preferred securities for shares of AT&T Broadband Corp. common stock that will be converted into, subject to adjustments, 115 million shares of AT&T Comcast common stock in the AT&T Comcast Merger.

RISK MANAGEMENT

     AT&T Broadband Group is exposed to market risk from changes in interest rates, as well as changes in equity prices associated with previously affiliated companies. In addition, AT&T Broadband Group is exposed to market risk from fluctuations in the prices of securities, some of which have been monetized through the issuance of debt. On a limited basis, certain derivative financial instruments, including interest rate swaps, equity hedges and options are used to manage these risks. Financial instruments are not used for trading or speculative purposes. All financial instruments are used in accordance with AT&T board-approved policies.

     Interest rate swaps are used to manage the impact of interest rate changes on earnings and cash flows. Interest rate risk is monitored on the basis of changes in fair value. The fair value of fixed rate long term debt is sensitive to changes in interest rates. Interest rate changes would result in gains or losses in the market value of debt due to differences between the market interest rates and rates at the inception of the obligation. A sensitivity analysis is performed on fixed-rate long term debt to assess the risk of changes in fair value. The model to determine sensitivity assumes a hypothetical 10% parallel shift in interest rates. Assuming a 10% downward shift in interest rates, the fair value of interest rate swaps and the underlying hedged debt would have increased by $9 million and $15 million at December 31, 2001 and 2000, respectively. Assuming a 10% downward shift in interest rates at December 31, 2001 and 2000, the fair value of unhedged debt would have increased by $401 million and $563 million, respectively.

     AT&T Broadband Group has certain debt instruments which are indexed to the market prices of equity securities it owns. Certain of these notes contain embedded derivatives while other debt is issued in conjunction with net purchased options. Changes in the market prices of these securities result in changes in the fair value of the derivatives. Assuming a 10% downward change in the market price of these securities, the fair value of the combined collars and underlying debt would decrease by $557 million and $534 million at Decembers 31, 2001, and 2000 respectively. Because these collars hedge the underlying equity securities monetized, AT&T Broadband Group believes that the increase in the fair value of the collars would be largely offset by decreases in the fair value of the underlying equity securities. The changes in fair values referenced above do not represent the actual changes in fair value AT&T Broadband Group would incur under normal market conditions because all variables other than the equity prices were held constant in the calculations.

     Equity hedges are used to manage exposure to changes in equity prices associated with stock appreciation rights or SARs. Assuming a 10% decrease in equity prices of affiliated companies, the fair value of equity hedges (net liability) would have increased by $27 million and $29 million at December 31, 2001 and 2000, respectively. Because these contracts are entered into for hedging purposes, it's believed that the decrease in fair value would be largely offset by decreases in the underlying SAR liability.

     In order to determine the changes in fair value of the various financial instruments, including options, equity collars and SARs, AT&T Broadband Group uses certain modeling techniques, including Black-Scholes. Rate sensitivity changes are directly applied to interest rate swap transactions.

     The changes in fair value, as discussed above, assume the occurrence of certain adverse market conditions. They do not consider the potential effect of favorable changes in market factors and do not represent projected losses in fair value expected to be incurred. Future impacts would be based on actual developments in global financial markets. There are no significant foreseen changes in the strategies used to manage interest rate risk or equity price risk in the near future.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 141, "Business Combinations ("SFAS 141")," which supercedes Accounting Principles Board ("APB") Opinion No.
16. SFAS 141 requires all business combinations initiated after June 30, 2001 be accounted for under the purchase method. In addition, SFAS 141 establishes criteria for the recognition of intangible assets separately from goodwill. These requirements are effective for fiscal years beginning after December 15, 2001, which for AT&T Broadband Group means January 1, 2002. The adoption of SFAS 141 will not have a material effect on AT&T Broadband Group's results of operations, financial position or cash flow.

     Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets ("SFAS 142")," which supercedes APB Opinion No. 17. Under SFAS 142 goodwill and indefinite lived intangible assets will no longer be amortized, but rather will be tested for impairment upon adoption and at least annually thereafter. In addition, the amortization period of intangible assets with finite lives will no longer be limited to 40 years. SFAS 142 is effective for fiscal years beginning after December 15, 2001, which for AT&T Broadband Group means the standard will be adopted on January 1, 2002. In connection with the adoption of this standard, AT&T Broadband Group's unamortized goodwill balance and excess basis related to goodwill of equity method investments will no longer be amortized, but will continue to be tested for impairment. In addition, AT&T Broadband Group has determined that franchise costs are indefinite lived assets and therefore, as of January 1, 2002 will no longer be subject to amortization, but will continue to be tested for impairment. The adoption of SFAS 142 will have a significant impact on future operating results due to the cessation of goodwill and franchise cost amortization. The goodwill balance as of December 31, 2001 was $19.3 billion with related amortization expense for the year ended December 31, 2001 of $659 million. The excess basis related to AT&T Broadband Group's equity method investments as of December 31, 2001 was $3.0 billion with related amortization of $148 million. AT&T Broadband Group performed an impairment test on the goodwill balance as of January 1, 2002. In accordance with SFAS 142, the impairment test was performed by comparing the fair value of the reporting unit to its carrying value. As of January 1, 2002, the fair value of the reporting unit exceeded its carrying value, and therefore no impairment loss will be recognized upon implementation. The franchise cost balance as of December 31, 2001 was $42.8 billion with related amortization expense for the year ended December 31, 2001 of $1,224 million. In accordance with SFAS 142, franchise costs were tested for impairment as of January 1, 2002, by comparing the fair values to the carrying values (at a market level). As a result of such tests, an impairment loss of $856 million, net of taxes of $530 million, will be recognized as a change in accounting principle in the first quarter of 2002.

     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations ("SFAS 143")." This standard requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, this liability is accreted to its present value, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002, which for AT&T Broadband Group means the standard will be adopted on January 1, 2003. AT&T Broadband Group does not expect that the adoption of this statement will have a material impact on AT&T Broadband Group's results of operations, financial position or cash flows.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144")," which supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS 121")." SFAS 144 applies to all long-lived assets, including discontinued operations, and consequently amends APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." Based on SFAS 121, SFAS 144 develops one accounting model for long-lived assets that are to be disposed of by sale, as well as addresses the principal implementation issues. SFAS 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that (i) can be distinguished from the rest of the entity and (ii) will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 also amends ARB No. 51, "Consolidating Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS 144 is effective for AT&T Broadband Group as of January 1, 2002. The adoption of SFAS 144 will not have a material impact on AT&T Broadband Group's results of operations, financial position or cash flows.